Exhibit 2.2

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and is treated by the Registrant as private or confidential.

AGREEMENT AND PLAN OF MERGER

by and among

RBNC THERAPEUTICS, INC.,

ALAIRION MERGER SUB I, INC.,

ALAIRION MERGER SUB II, LLC,

ALAIRION, INC.

and

JOHN F. DEE,

solely in his capacity as the Stockholders’ Representative

Dated as of November 24, 2020

i

3.19	Employee Agreements	30
3.20	Compliance with Laws; Permits	31
3.21	Corporate Documents	31
3.22	Environmental and Safety Laws	31
3.23	Data Privacy	32
3.24	Regulatory Compliance	33
3.25	Takeover Statutes	35
3.26	Full Disclosure	35
3.27	No Brokers	35

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBS		35

4.1	Organization	35
4.2	Authorization	35
4.3	Governmental Consents and Filings	36
4.4	No Conflict or Violation	36
4.5	No Prior Merger Sub Operations	36
4.6	Capitalization	36
4.7	Litigation	37
4.8	Rights of Registration and Voting Rights	37
4.9	No Brokers	37

ARTICLE V. COVENANTS		38

5.1	Conduct of the Company	38
5.2	Clinical Trials	40
5.3	FDA Approval Matters.	41
5.4	No Solicitation	41
5.5	Further Assurances	41
5.6	Tax Matters	42
5.7	Indemnification and Insurance	43
5.8	Access and Information	44
5.9	Confidentiality; Public Announcements	44
5.10	Employee Matters	45
5.11	280G Matters	46
5.12	Securities Act Compliance; Requisite Stockholder Approval	46
5.13	Book-Entry; Legends	47
5.14	Termination of Company Investor Agreements	48

ARTICLE VI. CONDITIONS TO CLOSING		48

6.1	Conditions to Obligations of the Company	48
6.2	Conditions to Obligations of Parent and Merger Subs	48

ARTICLE VII. TERMINATION		50

7.1	Termination	50
7.2	Effect of Termination	50

ARTICLE VIII. INDEMNIFICATION		51

8.1	Survival	51
8.2	Indemnification by Company Stockholders	51
8.3	Exclusive Remedy	53
8.4	Additional Provisions Regarding Indemnification	53
8.5	Tax Treatment	55
8.6	Indemnification Procedures	55
8.7	Exercise of Remedies	56
8.8	Non-Reliance	56

ARTICLE IX. MISCELLANEOUS		57

9.1	Defined Terms	57
9.2	Notices	73
9.3	Rules of Construction	75
9.4	References	75
9.5	Entire Agreement	75
9.6	Assignment	75
9.7	Amendment; Modification	76
9.8	Waiver	76
9.9	Severability	76
9.10	Burden and Benefit	76
9.11	Governing Law	76
9.12	Consent to Jurisdiction	76
9.13	Waiver of Trial by Jury	77
9.14	Specific Performance	77
9.15	Cumulative Remedies	77
9.16	Expenses	78
9.17	Representation by Counsel	78
9.18	Execution and Counterparts	78
9.19	Stockholders’ Representative	78

Exhibits

Exhibit A	Written Consent
Exhibit B-1	First Certificate of Merger
Exhibit B-2	Second Certificate of Merger
Exhibit C	Letter of Transmittal
Exhibit D	Accredited Investor Certification
Exhibit E	Expert Procedures
Exhibit F-1	First SAFE Conversion Agreement
Exhibit F-2	Second SAFE Conversion Agreement
Exhibit G	Note Cancellation Agreement
Exhibit H	FIRPTA Certificate

Schedules

Company Disclosure Schedule
Schedule A	Carveout Plan Participants
Schedule B	Carveout Plan
Schedule C	Company Compounds

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of November 24, 2020, is by and among RBNC Therapeutics, Inc., a Delaware corporation (“Parent”), Alairion Merger Sub I, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Parent (“Merger Sub I”), Alairion Merger Sub II, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of Parent (“Merger Sub II” and, together with Merger Sub I, the “Merger Subs”), Alairion, Inc., a Delaware corporation (the “Company”), and John F. Dee, solely in his capacity as the Stockholders’ Representative (“Stockholders’ Representative”).

RECITALS

WHEREAS, each of Parent, Merger Sub I and the Company desire to effect a merger of Merger Sub I with and into the Company, pursuant to which the Company would survive and become a direct, wholly owned subsidiary of Parent (the “ First Merger”), and promptly thereafter, as part of the same overall transaction, the surviving entity of the First Merger would merge with and into Merger Sub II, pursuant to which Merger Sub II would survive and remain a direct, wholly owned subsidiary of Parent (the “Second Merger” and, collectively or in seriatim with the First Merger, as appropriate, the “Mergers”) in accordance with this Agreement, the General Corporation Law of the State of Delaware (the “DGCL”) and the Delaware Limited Liability Company Act (the “DLLCA”);

WHEREAS, the board of directors of the Company (the “Company Board”) has carefully considered the terms of this Agreement and has (i) determined that the transactions contemplated hereby are advisable and in the best interests of the Company and its stockholders, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, and (iii) adopted a resolution directing that the adoption of this Agreement be submitted to the Company Stockholders for consideration and recommending that all of the Company Stockholders adopt this Agreement and approve the Merger;

WHEREAS, the board of directors of Parent (the “Parent Board”) has (i) determined that the transactions contemplated hereby are advisable and in the best interests of Parent and its stockholders and (ii) approved and declared advisable this Agreement and the transactions contemplated hereby pursuant to the terms of this Agreement;

WHEREAS, Parent, the Merger Subs and the Company intend that the First Merger and Second Merger are integrated steps in the transaction contemplated by this Agreement and taken together qualify as a tax-free “reorganization” within the meaning of Section 368(a) of the Code;

WHEREAS, immediately following the execution and delivery of this Agreement, the Company shall seek to obtain and deliver to Parent a written consent in substantially the form attached hereto as Exhibit A (the “Written Consent”), duly executed by Company Stockholders necessary to obtain the Requisite Stockholder Approval; and

WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger.

AGREEMENT

NOW THEREFORE, in consideration of the respective covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I.

THE MERGER

1.1 The Merger.

(a) Pursuant to the terms and subject to the conditions of this Agreement, at the Effective Time, the Company and Merger Sub I shall consummate the First Merger in accordance with the DGCL pursuant to which (a) Merger Sub I shall be merged with and into the Company and the separate corporate existence of Merger Sub I shall thereupon cease; (b) the Company shall be the successor or First Step Surviving Corporation in the First Merger; (c) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the First Merger; and (d) the Company shall succeed to and assume all the rights and obligations of Merger Sub I. The corporation surviving the First Merger is sometimes hereinafter referred to as the “First Step Surviving Corporation.”

(b) Pursuant to the terms and subject to the conditions of this Agreement, at the Second Effective Time, the First Step Surviving Corporation and Merger Sub II shall consummate the Second Merger in accordance with the DGCL and the DLLCA pursuant to which (a) the First Step Surviving Corporation shall be merged with and into Merger Sub II and the separate corporate existence of the First Step Surviving Corporation shall thereupon cease; (b) Merger Sub II shall be the successor or Final Surviving Entity in the Second Merger; (c) the separate corporate existence of Merger Sub II with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Second Merger; and (d) Merger Sub II shall succeed to and assume all the rights and obligations of the First Step Surviving Corporation. The entity surviving the Second Merger is sometimes hereinafter referred to as the “Final Surviving Entity.”

(c) The Mergers shall have the effects set forth in the applicable provisions of the DGCL and the DLLCA.

1.2 Effective Time. Concurrently with the Closing on the Closing Date, the parties shall file a certificate of merger in the form attached hereto as Exhibit B-1 (the “First Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL. The First Merger shall become effective upon the filing and acceptance by the Secretary of State of the State of Delaware of the First Certificate of Merger or at such later time as is agreed to by Parent and the Company and specified in the First Certificate of Merger (the time at which the First Merger becomes effective is herein referred to as the “Effective Time”). At the Effective Time, by virtue of the First Merger and without any action of the part of Parent, Merger Sub I, the Company or any other Person: (a) each share of common stock of Merger Sub I issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one share of common stock of the First Step Surviving

Corporation (and the shares of the First Step Surviving Corporation into which the shares of Merger Sub I capital stock are so converted shall be the only shares of the First Step Surviving Corporation’s capital stock that are issued and outstanding immediately after the Effective Time); and (b) each share of Company Capital Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the consideration described in Section 1.5. From and after the Effective Time, each certificate evidencing ownership of a number of shares of Merger Sub I capital stock will evidence ownership of such number of shares of common stock of the First Step Surviving Corporation. Promptly following the Effective Time, but in any event on the same date as the date of the Effective Time, the parties shall file a certificate of merger in the form attached hereto as Exhibit B-2 (the “Second Certificate of Merger”) with the Secretary of the State of Delaware in accordance with the relevant provisions of the DGCL and the DLLCA. The Second Merger shall become effective upon the filing and acceptance by the Secretary of State of the State of Delaware of the Second Certificate of Merger or at such later time as is agreed by Parent and the Company and specified in the Second Certificate of Merger (the time at which the Second Merger becomes effective is herein referred to as the “Second Effective Time”). At the Second Effective Time, by virtue of the Second Merger and without any action of the part of Parent, Merger Sub II, the Company or any other Person, each share of common stock of the First Step Surviving Corporation issued and outstanding immediately prior to the Second Effective Time shall be cancelled and extinguished without any conversion thereof. At the Second Effective Time, each membership interest of Merger Sub II that is issued and outstanding immediately prior to the Second Effective Time will constitute one membership interest of the Final Surviving Entity (and the membership interests of the Final Surviving Entity shall be the only membership interests of the Final Surviving Entity issued and outstanding immediately after the Second Effective Time).

1.3 Effects of the Merger.

(a) At the Effective Time, and without any further action on the part of Parent, the Merger Subs, the Company or any other Person:

(i) the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time (the “Company Certificate”), shall be amended and restated in the First Merger to read as set forth on Exhibit A to the First Certificate of Merger, and, as so amended and restated, such certificate of incorporation shall be the certificate of incorporation of the First Step Surviving Corporation until thereafter amended as provided therein or by applicable Law;

(ii) the bylaws of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated in the First Merger to be identical (other than as to name) to the bylaws of Merger Sub I as in effect immediately prior to the Effective Time, and, as so amended and restated, such bylaws shall be the bylaws of the First Step Surviving Corporation until thereafter amended as provided therein or by applicable Law;

(iii) the directors and officers of Merger Sub I immediately prior to the Effective Time shall be the only directors and officers of the First Step Surviving Corporation immediately after the Effective Time until their respective successors are duly elected or appointed and qualified or until or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the First Step Surviving Corporation; and

(iv) the First Merger shall, from and after the Effective Time, have all of the effects provided by the DGCL and applicable Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges and powers of the Company and Merger Sub I shall vest in the First Step Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub I shall become the debts, liabilities and duties of the First Step Surviving Corporation.

(b) At the Second Effective Time, and without any further action on the part of Parent, the Merger Subs, the Company or any other Person:

(i) the certificate of formation of the Merger Sub II, as in effect immediately prior to the Second Effective Time, shall be the certificate of formation of the Final Surviving Entity, until thereafter amended as provided therein or by applicable Law;

(ii) the limited liability company agreement of Merger Sub II, as in effect immediately prior to the Second Effective Time, shall become the limited liability company agreement of the Final Surviving Entity, until thereafter amended as provided therein or by applicable Law;

(iii) the managers and officers of Merger Sub II immediately prior to the Effective Time shall remain the only managers and officers of the Final Surviving Entity immediately after the Second Effective Time until their respective successors are duly appointed or admitted; and

(iv) the Second Merger shall, from and after the Second Effective Time, have all of the effects provided by the DGCL, the DLLCA and applicable Law. Without limiting the generality of the foregoing, and subject thereto, at the Second Effective Time, all the properties, rights, privileges and powers of the First Step Surviving Corporation and Merger Sub II shall vest in the Final Surviving Entity, and all debts, liabilities and duties of the First Step Surviving Corporation and Merger Sub II shall become the debts, liabilities and duties of the Final Surviving Entity.

1.4 Subsequent Actions. If at any time after the Closing the Final Surviving Entity shall determine, in its sole discretion, or shall be advised, that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Final Surviving Entity its right, title or interest in, to or under any of the rights, properties or assets of the Company acquired or to be acquired by the Final Surviving Entity as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers of the Final Surviving Entity shall be authorized to execute and deliver, in the name and on behalf of the Company, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of the Company or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to and under such rights, properties or assets in the Final Surviving Entity or otherwise to carry out this Agreement.

1.5 Conversion of Company Capital Stock.

(a) Company Capital Stock. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the First Merger and without any action on the part of Parent, Merger Sub I, Merger Sub II, the Company or the holders of shares of Company Capital Stock, each share of Company Capital Stock (including for clarity each Company Restricted Share) issued and outstanding immediately prior to the Effective Time will be cancelled and will be converted automatically into the non-transferable right to receive the Milestone Payments in accordance with Section 1.12.

(b) No Further Ownership Rights in Company Securities. At the Effective Time, each holder of issued and outstanding Company Capital Stock (including for clarity each holder of Company Restricted Shares) immediately prior to the Effective Time shall cease to have any rights as a holder of securities of the Company. After the Effective Time, there shall be no further registration of transfers on the transfer books of the Final Surviving Entity of the Company Capital Stock outstanding immediately prior to the Effective Time. If, after the Effective Time, a valid certificate previously representing any of such shares of Company Capital Stock (a “Company Stock Certificate”) is presented to the Final Surviving Entity or Parent, such Company Stock Certificate shall be canceled (as applicable) and shall be exchanged as provided in Section 1.7.

(c) No Fractional Shares. No fractional shares of Milestone Stock Consideration shall be issued in connection with the Merger, and the number of shares of Milestone Stock Consideration issuable to each Company Stockholder pursuant to Section 1.12 or elsewhere in this Agreement shall be rounded down to the nearest whole number for each such issuance, with no cash being paid for any fractional share eliminated by such rounding.

1.6 Termination of Company Options and the Company Equity Plan. Prior to the Effective Time, the Company shall take all actions necessary, including, without limitation, providing all notices, adopting all resolutions and obtaining all consents, in each case, that are necessary or desirable to terminate each Company Option and the Company Equity Plan, in each case, effective as of no later than immediately prior to the Effective Time. Parent shall be entitled to advance review and approval all such documentation, which review and approval shall not be unreasonably delayed or withheld.

1.7 Surrender Procedures.

(a) Promptly after the execution of this Agreement, Parent shall, or shall cause such Person as Parent may from time to time select (the “Exchange Agent”) to, deliver (which may be done electronically), to each Company Stockholder that has not delivered a Letter of Transmittal and Accredited Investor Certification to Parent, at the email address provided by the Company in the Consideration Schedule a letter of transmittal in the form of Exhibit C attached hereto (the “Letter of Transmittal”) for use in such exchange. The parties acknowledge that the terms of the Letter of Transmittal include (i) an agreement to be bound by the terms of this Agreement, including Article VIII and Section 9.19 hereof, (ii) an Accredited Investor Certification, (iii) a release of claims against the Company and related parties, (iv) a waiver of dissenters’ rights and rights of appraisal and (v) instructions for use in effecting the surrender of Company Stock Certificates.

(b) Upon surrender of a Company Stock Certificate for cancellation to the Exchange Agent, together with the Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Company Stock Certificate shall be entitled to receive in exchange the applicable consideration payable in respect of such share of Company Capital Stock pursuant to Section 1.5, and the Company Stock Certificate so surrendered shall forthwith be canceled. Until so surrendered, each outstanding Company Stock Certificate that prior to the Effective Time represented shares of Company Capital Stock will be deemed from and after the Effective Time, for all purposes, to evidence only the right to receive upon such surrender the applicable consideration payable in respect of such share of Company Capital Stock pursuant to Section 1.5 (upon the terms and subject to the conditions set forth in this Agreement).

(c) If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent or the Exchange Agent may, in its discretion and as a condition precedent to the payment of any portion of the applicable consideration payable pursuant to Section 1.5, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit, which affidavit will include an obligation to indemnify Parent and the Final Surviving Entity against any claim that may be made against Parent or the Final Surviving Entity with respect to such Company Stock Certificate.

(d) Notwithstanding anything to the contrary in this Agreement, none of Parent, the Final Surviving Entity or the Exchange Agent shall be liable to any holder or former holder of shares of Company Capital Stock any portion of the applicable consideration payable pursuant to Section 1.5 delivered to any public official pursuant to any applicable abandoned property, escheat or similar Law.

1.8 Tax Consequences. It is intended that the First Merger and Second Merger are integrated steps in the transaction contemplated by this Agreement and taken together will qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code. The parties to this Agreement hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g). Each party hereto shall report the Mergers consistently with the treatment described in this Section 1.8, and none of them shall take any position on their Tax Returns or take any other tax reporting position that is inconsistent with the foregoing, unless otherwise required by a “determination” within the meaning of Section 1313(a)(1) of the Code or any similar provision of any state or local Law. Parent makes no representations or warranties to the Company or to any Company Stockholder regarding the Tax treatment of the Mergers, or any of the Tax consequences to the Company or any Company Stockholder of this Agreement, the Mergers or any of the other transactions or agreements contemplated hereby; provided that Parent shall use commercially reasonable efforts after the Effective Time not to take any action that would reasonably be expected to prevent or impede the Mergers, taken together, from qualifying as a tax-free reorganization contemplated by Section 368(a) of the Code. The Company acknowledges that the Company and the Company Stockholders are relying solely on their own Tax advisors in connection with this Agreement, the Merger and the other transactions and the other agreements contemplated by this Agreement.

1.9 Withholding. Notwithstanding anything to the contrary herein, each of Parent, the Merger Subs, the First Step Surviving Corporation, the Final Surviving Entity, the Exchange Agent and any other applicable withholding agent shall be entitled to deduct or withhold from the consideration otherwise payable pursuant to this Agreement such amounts as are required to be deducted or withheld in accordance with the Code and any applicable Tax Law. Any such withheld or deducted amounts shall be treated as though such amount had been paid to the Person in respect of whom such deduction and withholding was made. The applicable withholding agent shall properly remit such withheld or deducted amounts to the applicable Tax authority. Any compensatory payments contemplated to be made hereunder shall be made through the payroll procedures of the applicable Person.

1.10 Equitable Adjustments. In the event of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into capital stock), reorganization, reclassification, combination, recapitalization or other like change with respect to the Company Capital Stock occurring after the date of this Agreement and prior to the Effective Time, all references in this Agreement to specified numbers of shares of any class or series affected thereby, and all calculations provided for that are based upon numbers of shares of any class or series affected thereby, shall be equitably adjusted to the extent necessary to provide the parties the same economic effect as contemplated by this Agreement prior to such stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, recapitalization or other like change.

1.11 Treatment of Company SAFE; Biomatics Note. Prior to the Effective Time, subject in all respects to the review and approval of Parent, the Company shall take all actions necessary to (a) cause the A&R Company SAFE to be converted at the Effective Time into the right to receive shares of Parent Common Stock pursuant to the terms and conditions of the SAFE Conversion Agreement in the form attached hereto as Exhibit F-1 (the “First SAFE Conversion Agreement”), (b) cause the New Company SAFE to be converted at the Effective Time into the right to receive shares of Parent Series A-2 Preferred Stock pursuant to the terms and conditions of the SAFE Conversion Agreement in the form attached hereto as Exhibit F-2 (the “Second SAFE Conversion Agreement” and, together with the First SAFE Conversion Agreement, the “SAFE Conversion Agreements”) and (c) cause the Biomatics Note to be paid and satisfied in full pursuant to the terms and conditions of the Note Cancellation Agreement, in the form attached hereto as Exhibit G (the “Note Cancellation Agreement”).

1.12 Milestone Payments.

(a) Upon the occurrence of each of the events set forth in Table 1.10 under “Milestone Trigger Event” (each a “Milestone Trigger Event”) by Parent or its Affiliates, Parent shall promptly (and in any event, no later than [***] thereafter) deliver a notice to the Stockholders’ Representative of such occurrence and, within [***] of such notice, deposit or release, or cause to be deposited or released, as applicable, the applicable Milestone Payment set forth in Table 1.10 under “Milestone Payment” opposite such Milestone Trigger Event (each, a

“Milestone Payment”) with the Stockholders’ Representative or its designated agent, in each case subject to the provisions of Section 1.12(b) and withholding rights set forth in Section 1.9. In the event Parent elects to pay any portion of a Milestone Payment in cash pursuant to Section 1.12(c), such cash consideration shall be paid by or on behalf of Parent in immediately available funds by wire transfer to an account of the Stockholders’ Representative or its designated agent with a bank designated by the Stockholders’ Representative by notice to Parent, which notice shall be delivered within [***] of the Stockholders’ Representative’s receipt of notice of the Milestone Trigger Event and shall include the name of the Stockholders’ Representative’s designated agent, if any. Upon receipt of any such Milestone Payment made in cash, the Stockholders’ Representative (or its designated agent) shall pay or cause to be paid to each Milestone Payment Recipient entitled to receive such payment in cash, and in any event within [***] of such receipt, its Contingent Allocation with respect to the Milestone Payment. Following the payment of any Milestone Payment to the Stockholders’ Representative or its designated agent, each Milestone Payment Recipient that is not a participant in the Carveout Plan shall look only to the Stockholders’ Representative (and not to Parent, the Final Surviving Entity or any of their respective Affiliates) to receive such Milestone Payment Recipient’s Contingent Allocation with respect to such Milestone Payment. It is expressly understood and agreed that Parent, the Final Surviving Entity and their respective Affiliates shall have no Liability to any Milestone Payment Recipient that is not a participant in the Carveout Plan for its Contingent Allocation with respect to any Milestone Payment so long as such Milestone Payment has been paid by or on behalf of Parent to the Stockholders’ Representative or its designated agent.

The Milestone Trigger Events and Milestone Payments are as follows:

Table 1.10
H1 Program
	Milestone Trigger Event:	Milestone Payment:
(1)	Initiation of a Phase I Clinical Trial	[***]
(2)	Initiation of a Phase II Clinical Trial	[***]
(3)	Initiation of a Phase III Clinical Trial	[***]
(4)	NDA Approval Milestone	[***]
(5)	Net Sales Milestones	[***]
GABA Program
(1)	IND Acceptance Milestone	[***]
(2)	Initiation of a Phase I Clinical Trial	[***]
(3)	Initiation of a Phase II Clinical Trial	[***]
(4)	NDA Approval Milestone	[***]
(5)	Net Sales Milestones	[***]

(b) Notwithstanding anything to the contrary in this Agreement, (i) the maximum aggregate amount Parent and any of its Affiliates shall be obligated to pay pursuant to this Section 1.12 shall be $168,500,000 and (ii) none of the Milestone Payments shall be payable more than one time. Subject to the immediately preceding sentence, the Milestone Trigger Events for each of the H1 Program and the GABA Program are intended to be sequential, such that satisfaction of any later stage Milestone Trigger Event in the applicable program shall be deemed to have satisfied all earlier stage Milestone Trigger Events for such program (to the extent not previously satisfied).

(c) Parent may at its option elect to pay any Milestone Payment in Milestone Stock Consideration or in cash provided that with respect to any Milestone Payments paid to Milestone Payments Recipients that is not a participant in the Carveout Plan (each, a “Stockholder Milestone Payment”), the maximum amount of cash payable in respect of any Milestone Payment shall be an amount equal to the sum of (i) [***] of such Stockholder Milestone Payment and (ii) the Stock Consideration Allowance; provided, further, that Milestone Stock Consideration shall only be payable to Persons who have delivered an Accredited Investor Certification in connection with each Milestone Payment that includes Milestone Stock Consideration and, as applicable, a joinder to the Parent A-2 Investor Agreements pursuant to which such Person would be joined as a party to such agreements in the same capacity as the investors who purchased the applicable class or series of security issued as Milestone Stock Consideration, and any other Persons shall receive the Milestone Payment in cash; and provided, further, that any Milestone Payment made to a Milestone Payment Recipient under the Carveout Plan shall be constituted of at least enough cash to satisfy the minimum statutory withholding obligations in respect of such payment. Any shares issued in satisfaction of any Milestone Payments will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under any applicable Parent investor agreements, applicable state and federal securities Laws and Encumbrances created by or imposed by a Milestone Payment Recipient.

(d) From and after the Closing, Parent shall use Commercially Reasonable Efforts to achieve each of the Milestones. For purposes of determining whether or not Parent is complying with its obligations under the first sentence of this Section 1.12(d), (i) the Parent’s efforts with respect to the Company Therapeutic Product shall be [***], (ii) Parent may meet such obligations, in whole or in part, through the efforts of its Affiliates (including the Final Surviving Entity) and/or one or more of its (sub)licensees, and (iii) Parent’s efforts shall be measured on a periodic basis of periods no shorter than [***], and Parent shall not be deemed to be in breach of this Section 1.12(d) for any such period unless Parent’s efforts during such period, taken as a whole, are not commercially reasonable, with such efforts to be measured based on the information known and available to the parties at the time such efforts are expended.

(e) Following the Closing until all Milestone Payments have been made, Parent shall provide the Stockholders’ Representative, [***], with an annual written report of the progress of the achievement of the Milestones, which report shall list the status of the development of any Company Therapeutic Products.

(f) In the event that the Stockholders’ Representative believes in good faith that any Milestone has been achieved, it shall notify Parent in writing of such belief. To the extent Parent agrees, Parent shall make (or cause to be made) to Milestone Payment Recipient the corresponding Milestone Payment in accordance with Section 1.12(a) within [***] of such notice. To the extent Parent disagrees and disputes such achievement, the parties shall discuss and attempt to resolve such dispute. If the parties are unable to resolve such dispute within [***] of notification by Stockholders’ Representative of its belief, the parties will submit such matter for resolution by binding expert determination in accordance with the procedures set forth on Exhibit E. The Expert will make a determination as to whether or not such Milestone Trigger Event has been achieved based on the data and information presented by the parties. If such Expert determines that such Milestone has been achieved, Parent shall pay the corresponding Milestone Payment to the Milestone Payment Recipient in accordance with Section 1.12(a). Conversely, if such Expert determines that such Milestone has not been achieved, Parent shall not be obligated to pay the corresponding Milestone Payment until such Milestone has been achieved.

1.13 Transfer Restrictions. The right of each Milestone Payment Recipient to receive such Milestone Payment Recipient’s Contingent Allocation with respect to any Milestone Payment, shall not be evidenced by any form of certificate or instrument, and does not represent any ownership or equity interest in the Final Surviving Entity, Parent or any of their respective Affiliates, and does not entitle any Milestone Payment Recipient to voting rights or rights to dividend payments. The right of each Milestone Payment Recipient to receive such Milestone Payment Recipient’s Contingent Allocation with respect to any Milestone Payment, shall not be assignable or transferable except by (a) will, (b) the Laws of intestacy, (c) other operation of Laws or (d) if such Milestone Payment Recipient is a partnership or a limited liability company, pursuant to (i) a Permitted Disposition to one or more partners or members of such Milestone Payment Recipient or (ii) an assignment or transfer to one or more Affiliates of such Milestone Payment Recipient (excluding for purposes hereof, any portfolio company of such Milestone Payment Recipient); provided that, in each case, written notice of such assignment and transfer shall be promptly delivered to each of Parent and the Stockholders’ Representative by the transferor or assignor (or such transferor’s or assignor’s estate), which notice shall expressly set forth the transferor or assignor and the transferee or assignee, the rights to which such transfer or assignment related and the effective date of such transfer; and, provided, further, that as a condition to such transfer or assignment, the parties to such transfer or assignment shall (A) enter into a joinder to the Parent A-2 Investor Agreements, as applicable, and (B) agree to provide to each of Parent and the Stockholders’ Representative, at their respective request, any additional evidence of the transfer or assignment that Parent or the Stockholders’ Representative, as the case may be, may reasonably request. None of Parent, the Final Surviving Entity or the Stockholders’ Representative shall give effect to any purported assignment or transfer made in contravention of this Section 1.13. A “Permitted Disposition” means (1) a transfer or assignment by a venture capital fund to its limited partners pursuant to a distribution and (2) a transfer or assignment to a third party approved in writing in advance by Parent, such approval not to be unreasonably withheld, conditioned or delayed; provided that notwithstanding anything set forth in this Agreement, Parent shall have no obligation to approve any such transfer or assignment pursuant to the foregoing clause (B) if such transfer or assignment cannot, individually or taken together with any prior transfer or assignment and any potential future transfers or assignments and other facts and circumstances, be accomplished in a transaction that is, in Parent’s reasonable judgment, exempt from registration and qualification under, or would result in any other material adverse consequences under, U.S. federal and state securities laws or any other Law or would have an adverse Tax effect on Parent or its Affiliates (including the Final Surviving Entity).

1.14 Change of Control. During the period beginning at the Effective Time and ending on the date on which each applicable Milestone Payment shall have been delivered to the Stockholders’ Representative or its designated agent for the benefit of the Milestone Payment Recipients, (a) Parent, the Final Surviving Entity and their respective Affiliates may not directly or indirectly consummate a Change of Control unless the acquirer in such Change of Control explicitly and in writing assumes and succeeds to the obligations of Parent and the Final Surviving Entity set forth in Sections 1.12 or such obligations are transferred to such acquirer by operation of law and (b) Parent shall provide written notice to the Stockholders’ Representative of any anticipated Change of Control not less than [***] prior to the consummation of such Change of Control.

1.15 Set-Off Right. Notwithstanding any provision of this Agreement to the contrary, the parties hereby acknowledge and agree that, in addition to any other right hereunder, Parent shall have the right, but not the obligation, from time to time to set off (a) any indemnification payments finally determined pursuant to Article VIII to be owed by the Milestone Payment Recipients to the Parent Indemnified Parties or (b) any amounts subject to an outstanding claim for indemnification pursuant to Article VIII, in each case at such time against any Milestone Payment that is owed and has not yet been paid.

ARTICLE II.

CLOSING

2.1 The Closing. The closing of the transactions contemplated herein (the “Closing”) shall take place at the offices of Latham & Watkins LLP 140 Scott Drive, Menlo Park, CA 94025, at 9:00 a.m. as soon as reasonably practicable (and, in any event, within three (3) Business Days) after satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article VI hereof, or at such other time, date and location (or by electronic exchange of signatures) as Parent and the Company may agree in writing (the date of the Closing, the “Closing Date”).

2.2 Pre-Closing Deliveries.

(a) No later than two (2) Business Days prior to the Closing Date, the Company shall deliver to Parent a statement (the “Estimated Closing Statement”) setting forth the Company’s good faith estimate of (i) Closing Working Capital, (ii) Closing Indebtedness, (iii) Unpaid Transaction Expenses and (iv) Closing Cash. The Company shall consult with Parent and its accountants with respect to the preparation of the Estimated Closing Statement and shall deliver appropriate supporting documentation, in detail reasonably acceptable to Parent, concurrently with the delivery of the Estimated Closing Statement. Parent and its Representatives shall have reasonable access during normal business hours to the books, records and officers of the Company to the extent reasonably required in connection with their review of the Estimated Closing Statement and the components thereof. If prior to the Closing Date, Parent disputes all or any portion of the Estimated Closing Statement, the Company and Parent shall promptly meet and resolve in good faith any disagreements concerning the Estimated Closing Statement and the components thereof prior to the Closing.

(b) No later than two (2) Business Days prior to the Closing Date, the Company shall prepare and deliver to Parent a schedule in spreadsheet format (the “Consideration Schedule”), in form and substance reasonably satisfactory to Parent and certified as complete and correct by the Company’s chief executive officer, setting forth all of the following information as of immediately prior to the Closing: (i) the names of all of the Company Stockholders and their respective addresses and, to the extent known by the Company, their respective e-mail addresses, (ii) the number and type of shares of Company Capital Stock held by such Company Stockholders and the respective certificate numbers representing such shares, (iii) the number of shares of Company Capital Stock held by such Company Stockholders that constitute Company Restricted Shares and the vesting schedule thereof, (iv) the date of acquisition of shares of Company Capital Stock, (v) the calculation of the Contingent Allocation with respect to the each Milestone Payment to each Company Stockholder pursuant to Section 1.5, (vi) the calculation of each Company Stockholder’s Pro Rata Share (as of immediately prior to the Effective Time), (vii) the amount of Unpaid Transaction Expenses and a funds flow memorandum setting forth applicable wire transfer instructions with respect thereto and (viii) any information or other documentation that is reasonably requested or required by Parent, including any information relating to cost basis reporting under Section 6045 of the Code and the Treasury Regulations promulgated thereunder, such as the acquisition date and acquisition price of any Company Capital Stock held by a Person that are “covered securities” within the meaning of Section 6045(g)(3) of the Code. All amounts and allocations set forth in the Consideration Schedule shall be conclusive and binding upon the Company and the Company Stockholders and neither Parent or the Merger Subs, nor, after Closing, the Final Surviving Entity shall have any obligation to verify the accuracy of the Consideration Schedule. In the event of any inconsistency between the Consideration Schedule and any provision of the Company Certificate or any other document, the Consideration Schedule shall control in all respects. The Consideration Schedule shall be revised by the parties to reflect the resolution of any disputes pursuant to Section 2.2(a), and any increase in Closing Indebtedness and Unpaid Transaction Expenses following Parent’s receipt of the final invoices pursuant to Section 2.2(c).

(c) No later than two (2) Business Days prior to the Closing Date, the Company shall obtain and deliver to Parent accurate and complete copies of: written acknowledgements pursuant to which any Person that is entitled to any Transaction Expenses acknowledges (X) the total amount of Transaction Expenses that has been incurred and paid to such Person prior to the Closing Date has been incurred and remains payable to such Person and (Y) that, upon payment of such remaining payable amount at the Closing (or when otherwise due), such Person shall be paid in full and shall not be owed any other amount by any of Parent, the Final Surviving Entity, and or their respective Affiliates, in each case for services provided prior to the Closing.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and the Merger Subs as follows, except as otherwise set forth on the Company Disclosure Schedule, which representations and warranties are, as of the date hereof and as of the Closing Date, true and correct (except for representations and warranties that by their terms are made only as of a specific date or time, which need only be true and correct as of such date or time):

3.1 Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as presently conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect on the Company.

3.2 Authorization. The Company has all requisite corporate power and authority to execute and deliver this Agreement and all agreements contemplated by this Agreement to be executed and delivered by the Company, as the case may be, pursuant hereto, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution and delivery by the Company of this Agreement and such other agreements and the consummation by the Company of the transactions contemplated hereby and thereby have been duly approved by the Company Board. No other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the transactions contemplated hereby (other than the Requisite Stockholder Approval). The Requisite Stockholder Approval is the only vote or consent of the holders of any class or series of Company Capital Stock necessary to adopt this Agreement and approve the terms of the Merger and the consummation of the transactions contemplated hereby. This Agreement has been, and such other agreements will be, duly executed and delivered by the Company and is, and such other agreements will be, the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, in each case, except as such enforceability may be limited by (a) bankruptcy, insolvency, moratorium, reorganization or other similar Laws affecting creditors’ rights generally and (b) the general principles of equity, regardless of whether asserted in a Proceeding in equity or at Law.

3.3 Governmental Consents and Filings. Assuming the accuracy of the representations made by Parent and the Merger Subs in Article IV, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local Governmental Authority is required on the part of the Company in connection with the consummation of the transactions contemplated by this Agreement, except for (i) the filing of the Company Charter Amendment, which will have been filed as of the Closing, and (ii) filings pursuant to Regulation D of the Securities Act, and applicable state securities laws.

3.4 No Conflict or Violation. The Company is not in violation or default: (a) of any provisions of its Organizational Documents, (b) of any Order, (c) under any note, indenture or mortgage, (d) under any Material Contract to which it is a party or by which it is bound that is required to be listed on the Company Disclosure Schedule, or (e) of any provision of federal or state Law applicable to the Company, except, in each case of each of clauses (b) and (e), were such violation or default would not, individually or in the aggregate, reasonably be expected to result in a material Liability to the Company. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either (i) a material default under any such provision, instrument, Order or Material Contract; or (ii) an event which results in the creation of any Encumbrance upon any assets of the Company or the suspension, revocation, forfeiture, or nonrenewal of any material Permit applicable to the Company.

3.5 Capitalization.

(a) As of the date hereof, the authorized capital stock of the Company consists of 32,750,000 shares of Company Common Stock, 5,040,000 shares of which are issued and outstanding as of the date hereof. All of the outstanding shares of Company Common Stock have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities Laws. The Company holds no Company Common Stock in its treasury.

(b) As of the date hereof, the Company has reserved 2,220,000 shares of Company Common Stock for issuance to officers, directors, employees and consultants of the Company pursuant to the Company Equity Plan. Of such reserved shares of Company Common Stock, options or rights to purchase 1,714,160 shares of Company Common Stock have been granted and 505,840 shares of Company Common Stock remain available for issuance to officers, directors, employees and consultants pursuant to the Company Equity Plan.

(c) Except as set forth on Section 3.5(b) of the Company Disclosure Schedule, (i) there are no outstanding options, warrants, rights (including conversion or preemptive rights) or agreements for the purchase or acquisition from the Company of any shares of Company Capital Stock or any other securities, phantom stock rights or capital stock of the Company, (ii) none of the outstanding shares of Company Capital Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right; (iii) none of the outstanding shares of Company Capital Stock is subject to a risk of forfeiture or a right of repurchase at the original price thereof of any right of first refusal or similar right in favor of the Company or any other Person, and (iv) there is no Contract to which the Company or any holder of Company Capital Stock is bound restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Company Capital Stock. The Company is not under any obligation, and is not bound by any Contract pursuant to which it may become obligated, to repurchase, sell, issue, redeem or otherwise acquire any shares of Company Capital Stock, any other securities or any rights related thereto.

(d) Section 3.5(d) of the Company Disclosure Schedule sets forth accurate and complete information with respect to (x) the holder, the grant date, the vesting schedule, the exercise price, the expiration date, the shares underlying and the tax status of each Company Option outstanding as of the date of this Agreement and (y) the intended holder, the vesting schedule, the shares underlying and the tax status of each Company Option promised by the Company but not yet granted. All outstanding Company Options were granted pursuant to the terms of the Company Equity Plan. The Company has provided or otherwise made available to Parent accurate and complete copies of all stock option plans pursuant to which the Company has granted such Company Options and the form of all stock option agreements evidencing such Company Options. Each Company Option is exempt from Section 409A of the Code. Except as set forth on Section 3.5(d) of the Company Disclosure Schedule, each Company Option characterized by the Company as an “incentive stock option” within the meaning of Section 422 of the Code complies with all of the applicable requirements of Section 422 of the Code.

(e) Except as set forth on Section 3.5(e) of the Company Disclosure Schedule, there are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Restricted Shares or Company Option as a result of the Merger. All outstanding Company Restricted Shares and Company Options, the A&R Company SAFE and the New Company SAFE have been issued and granted in material compliance with all applicable Laws as of the time of grant and issuance.

(f) The Company does not own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association, or other business entity. The Company is not a participant in any joint venture, partnership or similar arrangement.

(g) The Consideration Schedule accurately reflects, as of immediately prior to the Closing, all information required to be set forth therein and the allocation of the consideration set forth in the Consideration Schedule will be consistent in all respects all applicable Laws, this Agreement, the Organizational Documents of the Company (including the Company Certificate) and each other Contract by which the Company is bound.

3.6 Securities Laws.

(a) No “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) of the Securities Act (a “Disqualification Event”) is applicable to the Company or, to the Company’s Knowledge, any Company Covered Person, except for a Disqualification Event as to which Rule 506(d)(2)(ii-iv) or (d)(3), is applicable.

(b) Neither the Company, nor any of its officers, directors, employees, agents or stockholders has either directly or indirectly, including, through a broker or finder (i) engaged in any general solicitation, or (ii) published any advertisement in connection with the offer and sale of the shares of Milestone Stock Consideration.

3.7 Litigation. There is no Action pending or to the Company’s Knowledge, currently threatened (a) against the Company; (b) against any officer, director or employee of the Company arising out of their employment or board relationship with the Company; (c) that questions the validity of this Agreement or the agreements contemplated by this Agreement to which the Company is a party or the right of the Company to enter into them, or to consummate the transactions contemplated hereby or thereby; or (d) that would reasonably be expected, either individually or in the aggregate, to result in material Liability to the Company or materially impair the operation of the Company’s business. Neither the Company nor, to the Company’s Knowledge, any of its officers, directors or employees is a party or is named as subject to the provisions of any Order (in the case of officers, directors or employees, such as would affect the Company). There is no Action by the Company pending or which the Company intends to initiate. The foregoing includes Actions pending or threatened in writing involving the prior employment of any of the Company’s employees, their services provided in connection with the Company’s business, any information or techniques allegedly proprietary to any of their former employers or their obligations under any agreements with prior employers.

3.8 Intellectual Property.

(a) Section 3.8(a) of the Company Disclosure Schedule sets forth an accurate and complete list as of the date of this Agreement of (i) each item of Company Registered Intellectual Property, (ii) the jurisdiction in which such item of Company Registered Intellectual Property has been registered or filed, the applicable application, registration, or serial or other similar identification number, the filing date or registration date and issuance or grant date, (iii) in the case of a trademark or pending application for a trademark, the class of goods covered and the expiration date, or if applicable the internet domain name registration, the name of the registrant and the name of the registrar, (iv) the record owner thereof and (v) all registration, maintenance or renewal fees that are due or filings that must be made within 120 days of the date hereof for the purposes of maintaining, perfecting, preserving or renewing any registrations for such Intellectual Property, and (vi) any other Person that has or purports to have an ownership interest in such item of Company Registered Intellectual Property and the nature of such ownership interest. The Company has provided to Parent complete and accurate copies of all invention disclosures, applications, material correspondence with any Governmental Authority, and other material documents related to the prosecution and maintenance of each such item of Company Registered Intellectual Property.

(b) The Company exclusively owns all right, title, and interest to and in Company Intellectual Property (other than publicly and commercially available, non-customized software products under standard end-user object code license agreements made available on a non-exclusive basis for a total cost of less than $25,000 that are not and will not be part of any software-based offering of the Company (“Off-the-Shelf Software Licenses”)) is either (i) exclusively owned by Company, or (ii) has been validly in-licensed, either exclusively or non-exclusively, as the case may be, to the Company pursuant to the agreements set forth on Section 3.8(b) of the Company Disclosure Schedule, in each case, free and clear of any Encumbrances (other than Permitted Encumbrances). Without limiting the generality of the foregoing: (A) all documents and instruments necessary to register or apply for or renew registration of Company Registered Intellectual Property have been validly executed, delivered, and filed in a timely manner with the appropriate Governmental Authority; (B) each item of Company Registered Intellectual Property is and at all times has been filed and maintained in compliance with all applicable Laws (including without limitation all applicable duties of candor and good faith in dealing with any applicable patent office, including the United States Patent and Trademark Office and any comparable foreign patent office) and all filings, payments, and other actions required to be made or taken to maintain such item of Company Registered Intellectual Property in full force and effect have been made by the applicable deadline; (C) except as set forth in Section 3.8(b) of the Company Disclosure Schedule, no funding, facilities, or personnel of any Governmental Authority were used, directly or indirectly, to develop or create, in whole or in part, any Company Intellectual Property in which the Company has an ownership interest; and (D) the Company has not assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Company Intellectual Property to any other Person. To the extent any funding, facilities, or personnel of any Governmental Authority were used, directly or indirectly, to develop or create, in whole or in part, any Company Intellectual Property, the Company has complied with all requirements of such Governmental Authority with respect thereto, including, as applicable, with respect to the disclosures of such Intellectual Property to such Governmental Authority and disclosures regarding the use of such funding, facilities or personnel in the creation or development of such Intellectual Property (including to patent authorities), and local manufacturing of any Company Products embodying such Intellectual Property. Section 3.8(b) of the Company Disclosure Schedule sets forth an accurate and complete list as of the date of this Agreement of each Contract pursuant to which any Person granted to the Company any license or right (whether or not currently exercisable) or interest in any Intellectual Property (other than Off-

the-Shelf Software Licenses). With respect to each of such Contracts: (x) each such Contract is valid and binding on the Company and in full force and effect; (y) the Company has not received any written notice of termination or cancellation under such Contract, or received any written notice of breach or default under such Contract, which breach has not been cured or waived; and (z) the Company, and to the Company’s Knowledge, no other party to any such Contract, is in breach or default thereof in any material respect. The consummation of the transactions contemplated by this Agreement will neither result in the modification, cancellation, termination, suspension of, or acceleration of any payments with respect to any such Contract, nor give any third party to any such Contract the right to do any of the foregoing. All such Contracts are fully assignable or otherwise transferrable to the Parent, and following the closing of the transactions contemplated by this Agreement, the Parent itself or the Company will be permitted to exercise all of the rights of the Company under such Contracts to the same extent the Company would have been able had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments that the Company would otherwise be required to pay.

(c) Section 3.8(c) of the Company Disclosure Schedule sets forth an accurate and complete list as of the date of this Agreement of each Contract pursuant to which any Person has been granted by Company any license or covenant not to sue under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Company Intellectual Property, and there exists no obligation by the Company to assign, license or otherwise transfer any of the Company Intellectual Property to any Person. Except as set forth on Section 3.8(c) of the Company Disclosure Schedule, the Company is not bound by, and no Company Intellectual Property is subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of the Company to use, exploit, assert, or enforce any Company Intellectual Property anywhere in the world. Other than with respect to Off-the-Shelf Software Licenses, and the Contracts set forth on Section 3.8(b) and Section 3.8(c) of the Company Disclosure Schedule, there are no outstanding Contracts, options, licenses, agreements, claims, Encumbrances or shared ownership interests of any kind relating to Company Intellectual Property. The Company has delivered or made available to Parent, a complete and accurate copy of each Contract listed on Section 3.8(b) and Section 3.8(c) of the Company Disclosure Schedule.

(d) The Company Registered Intellectual Property are valid and enforceable (or with respect to applications are validly applied-for) and the Company has no Knowledge of any facts or circumstances that would render such Company Registered Intellectual Property invalid or unenforceable. There is no pending or, to the Company’s Knowledge threatened: opposition, interference, reexamination, injunction, claim, suit, action, citation, summon, subpoena, investigation (by the International Trade Commission or otherwise), complaint, arbitration, mediation, demand, decree or other dispute, disagreement, proceeding or claim, in each case before a court or other Governmental Authority (collectively “Disputes”) challenging the legality, validity, enforceability, inventorship, ownership, or right to use, sell, license or dispose of any of the Company Intellectual Property or alleging any misuse of any of the Company Intellectual Property nor, to the Company’s Knowledge, is there any valid basis for any such Dispute. The Company Intellectual Property is not subject to any outstanding Order, settlement or other disposition as the result of a Dispute, and the Company has not received any written notice asserting that any Company Intellectual Property or the proposed use, sale, license or disposition thereof conflicts with or infringes or misappropriates or will conflict with or infringe or misappropriate the rights of any other Person.

(e) The Company has taken reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information and trade secrets of the Company. To the Company’s Knowledge there have been no unauthorized disclosures of any proprietary information or trade secrets of the Company. To the Company’s Knowledge, it will not be necessary to use any inventions of any of its employees or consultants (or Persons it currently intends to hire) made prior to their employment by the Company. Each former and current employee of and consultant to the Company has executed a valid, enforceable agreement that assigns to the Company all Intellectual Property rights he or she conceives, makes or invents pursuant to such agreement that are related to the Company’s business as now conducted and that contains confidentiality provisions protecting trade secrets and confidential information of the Company. To the Company’s Knowledge, no current or former stockholder, officer, director, or employee of the Company has any claim, right (whether or not currently exercisable), or interest to or in any Company Intellectual Property. To the Company’s Knowledge, no employee of the Company or is (i) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for the Company or (ii) in breach of any Contract with any former employer or other Person concerning Company Intellectual Property or confidentiality provisions protecting trade secrets and confidential information comprising, Company Intellectual Property. A valid and enforceable assignment to the Company for each Patent Right within the Company Registered Intellectual Property has been duly recorded with the U.S. Patent and Trademark Office and all similar offices and agencies anywhere in the world in which foreign counterparts are registered or issued.

(f) To the Company’s Knowledge, the Company Intellectual Property constitutes all Intellectual Property necessary for the Company to conduct its business as currently conducted. The Company owns or possesses sufficient legal rights to, and has the right to bring actions for the infringement of, all Company Intellectual Property without any conflict with, or infringement of, the rights of others (but subject to any Contract rights or obligations with respect to Company Intellectual Property licensed to the Company). The consummation of the transactions contemplated hereunder will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Company’s right to own, use or hold for use any Company Intellectual Property. The Company has not received any communications alleging that the Company has infringed, misappropriated, diluted, or otherwise violated, or by conducting its business, would infringe, misappropriate, dilute, or otherwise violate any of the Intellectual Property of any other Person. No formal, written legal opinion concerning or with respect to any third party Intellectual Property rights relating to any technology or process or product candidate developed or proposed to be developed, marketed or sold by the Company, including without limitation any freedom-to-operate, product clearance, or right-to-use opinion, has been conducted by or on behalf of, or delivered to the Company. To the Company’s Knowledge, no third party is infringing, misappropriating, diluting, or otherwise violating, or breaching or otherwise violating any license or agreement with the Company relating to, any Company Intellectual Property.

(g) To the Company’s Knowledge, no trademark (whether registered or unregistered) or trade name owned, used, or applied for by the Company conflicts or interferes with any trademark (whether registered or unregistered) or trade name owned, used, or applied for by any other Person. None of the goodwill associated with or inherent in any trademark (whether registered or unregistered) in which the Company has or purports to have an ownership interest has been impaired. Section 3.8(g) of the Company Disclosure Schedule sets forth all material unregistered trademarks owned by the Company or used by the Company in the conduct of its business as currently conducted.

(h) The Company is not bound by any Contract to indemnify, defend, hold harmless, or reimburse any other Person with respect to any Intellectual Property infringement, misappropriation, or similar claim, and the Company has never assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential liability of another Person for infringement, misappropriation, or violation of any Intellectual Property, which assumption, agreement or responsibility remains in force as of the date of this Agreement.

(i) The Company has not granted, directly or indirectly, any current or contingent rights, licenses or interests in or to any source code of any Company Software, and the Company has not provided or disclosed any source code of any Company Software to any third party. The Company Software does not contain any “viruses”, “worms”, “time-bombs”, “key-locks”, or any other devices that could disrupt or interfere with the operation of the Company Software or equipment upon which the Company Software operate, or the integrity of the data, information or signals the Company Software produce.

(j) Except as set forth in Section 3.8(j) of the Company Disclosure Schedule, none of the Company Software contain, incorporate, link to or are called by, are distributed with, or otherwise use any Open Source Software. The incorporation, linking, calling, distribution or other use in, by or with any such Company Software of any such Open Source Software, does not obligate the Company to disclose, make available, grant any rights to, offer or deliver to any third party any portion of the source code of such Company Software, or any other Intellectual Property of the Company, or component thereof other than the applicable Open Source Software, or limit the Company’s freedom to seek full compensation for such Company Software or related Company Products. The Company is in compliance with all licenses for Open Source Software that it uses in its business.

(k) The Company has complied with all terms of use, terms of service and other contracts, licenses, policies and guidelines relating to the Company’s use of any software or related services in the conduct of the Company’s business. All software used or held for use by the Company is properly catalogued and in the possession and control of Company. The Company has obtained and possesses valid and sufficient licenses to use all of the software programs present or otherwise accessed by employees in connection with the Company’s business.

(l) The Company lawfully owns, leases or licenses all material Business IT Assets, and all material Business IT Assets are in good working condition. The Company has not disclosed any source code included in the Business IT Assets to any third party, and no third party has the right to obtain access to or use such source code. There has been no unauthorized disclosure, use of or access to any Business IT Assets by any Person. There has been no breach, theft, unauthorized access, malfunction, disruptive failure, substandard performance, denial-of-service or other cyber incidents related to any Business IT Assets that has resulted in any disruption or damage to the Company’s business or assets. The Company has taken commercially reasonable steps to safeguard the confidentiality, availability, security and integrity of all Business IT Assets, including by maintaining and regularly testing backup and data recovery, disaster recovery, business continuity plans, procedures, and facilities, and conducting commercially reasonable diligence to detect and respond to cyber threats.

(m) The Company maintains policies and procedures regarding data security and privacy and maintain administrative, technical, and physical safeguards that are in compliance with all requirements of applicable Laws, industry standards and contractual obligations applicable to the Company or to which the Company is bound. To the Company’s Knowledge, there have been no security breaches relating to, or violations of any security policy regarding, or any unauthorized access of, any trade secrets or confidential information of the Company or other data or information used by the Company in connection with its business. This Agreement and the transactions contemplated hereby will not, as of the Closing, violate in any material respect, any privacy policy, terms of use, requirements of applicable Law or contractual obligations relating to the use, dissemination or transfer of any data or information in connection with the business of the Company.

(n) The Company has taken commercially reasonable steps to prevent the unauthorized disclosure or use of all trade secrets and confidential information owned by customers, vendors or suppliers of the Company and disclosed to the Company or developed by the Company on behalf of such customers, vendors or suppliers (“Customer Trade Secrets”). There has been no unauthorized use, disclosure, theft or loss, of any Customer Trade Secrets. The Company has not used any Customer Trade Secrets or any other Intellectual Property owned by customers, vendors or suppliers of the Company and used by the Company or developed by the Company on behalf of its customers, vendors or suppliers (“Customer IP”) for the benefit of any Person other than the respective customer, vendor or supplier. The Company has retained sole ownership of, and has not assigned to any Person, any and all Intellectual Property developed by the Company (i) on behalf of any customer, vendor or supplier of the Company that is generally related to the Company’s business and not specific to the products of such customer, vendor or supplier used or manufactured by the Company on behalf of such customer, vendor or supplier or (ii) that is necessary for the conduct of the Company’s business. The Company has continuously protected, and maintained policies and processes for the protection of, Customer IP from unauthorized use, disclosure, theft, commingling, or loss, in accordance with applicable Laws, industry standards and contractual obligations applicable to the Company or to which the Company is bound. The Company has complied with the terms of all Contracts related to Customer Trade Secrets or Customer IP to which the Company is a party. All employees and contractors of the Company who contributed to the creation, discovery or development of any Customer IP have executed valid and written Contracts that contain present assignments to the Company of all of their rights, title and interest in and to such Customer IP. No Customer IP is owned, licensed to or otherwise held by a current or former employee, officer, director, manager, consultant or contractor of the Company or its Affiliates.

3.9 Material Contracts.

(a) Except for this Agreement and the Contracts listed in Section 3.9(a) of the Company Disclosure Schedule (any such Contract listed or required to be listed on Section 3.9(a) of the Company Disclosure Schedule, a “Material Contract”), as of the date of this Agreement, there are no Contracts to which the Company is a party or by which it is bound that involve (i) obligations (contingent or otherwise) of, or payments to, the Company in excess of $20,000 on an annual basis, (ii) the license of any patent, copyright, trademark, trade secret or other proprietary right to or from the Company (except for Off-the-Shelf Software Licenses), (iii) the grant of rights to manufacture, produce, assemble, license, market, or sell its products to any other Person that limit the Company’s exclusive right to develop, manufacture, assemble, distribute, market or sell its products, (iv) indemnification by the Company with respect to infringements of proprietary rights (other than any form agreement entered into in the ordinary course of business consistent with past practice and which form has been made available to the Parent), (v) any employment or restrictive covenant agreements (except for the Company’s standard form offer letters and proprietary information agreement, which forms have been made available to the Parent) and consulting agreements which involve payments by the Company in excess of $20,000 on an annual basis, (vi) any distributor or sales representative agreement, (vii) any agreement under which the Company is restricted from carrying on any business anywhere in the world, (viii) any agreement for the disposition of a material portion of the Company’s assets, (ix) any material lease or sublease pursuant to which the Company leases from others real or personal property or (x) any agreement for the acquisition by the Company of the business or securities or other ownership interests of another party.

(b) The Company has provided or otherwise made available to Parent a correct and complete copy of each Contract required to be listed in Section 3.9(a) of the Company Disclosure Schedule. With respect to each such Material Contract: (i) the Contract is legal, valid, binding, enforceable, and in full force and effect; (ii) neither the Company nor, to the Company’s Knowledge, any other party is in material breach or default, and to the Company’s Knowledge, no event has occurred and no circumstance or condition exists, which with or without notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under such Contract, or give any Person the right to cancel, terminate or modify any such Contract; or (iii) no party has repudiated any provision of such Contract.

3.10 Certain Transactions.

(a) Other than (i) standard employee benefits generally made available to all employees, (ii) standard director and officer indemnification agreements approved by the Company Board, (iii) the purchase of shares of Company Capital Stock, in each instance, approved in the written minutes of the Company Board (previously provided to Parent) and (iv) as otherwise disclosed in Sections 3.10(a), 3.16(f) and 3.16(g) of the Company Disclosure Schedule, there are no agreements, understandings or proposed transactions between the Company and any of its officers or their direct reports, directors, consultants or key employees, or any Affiliate of the Company or any of the foregoing.

(b) The Company is not indebted, directly or indirectly, to any of its directors, officers or employees or to their respective spouses or children or to any Affiliate of the Company or any of the foregoing (each, a “Company Related Person”), other than in connection with expenses or advances of expenses incurred in the ordinary course of business or employee relocation expenses and for other customary employee benefits made generally available to all employees. No Company Related Person is, directly or indirectly, indebted to the Company or, to the Company’s Knowledge, has any (i) material commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationship with any of the Company’s customers, suppliers, service providers, joint venture partners, licensees or competitors, (ii) direct or indirect ownership interest in any entity with which the Company is affiliated or with which the Company has a business relationship, or any entity which competes with the Company (other than any ownership of less than two percent (2%) of the outstanding capital stock of publicly traded companies that may compete with the Company) or (iii) financial interest in any material Contract with the Company.

3.11 Voting Rights. To the Company’s Knowledge, no Company Stockholder has entered into any agreements with respect to the voting of shares of Company Capital Stock.

3.12 Property. The tangible property and assets that the Company owns are free and clear of all Encumbrances, except for Permitted Encumbrances. With respect to the tangible property and assets it leases, the Company is in compliance with such leases and, to its Knowledge, holds a valid leasehold interest free of any Encumbrances other than those of the lessors of such property or assets. The Company does not own, and has not ever owned, any real property.

3.13 Financial Statements. The Company has delivered to Parent its unaudited financial statements as of December 31, 2019 and for the year ended December 31, 2019 and its unaudited financial statements (including balance sheet, income statement, stockholders’ equity and statement of cash flows) as of September 30, 2020 (the “Company Balance Sheet Date”) and for the nine-month period ended on the Company Balance Sheet Date (collectively, the “Company Financial Statements”). The Company Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated, except that the unaudited Company Financial Statements may not contain all footnotes required by GAAP. The Company Financial Statements fairly present in all material respects the financial condition and operating results of the Company as of the dates, and for the periods, indicated therein, subject in the case of the unaudited Company Financial Statements to normal year-end audit adjustments. The Company maintains a standard system of accounting established and administered in accordance with GAAP.

3.14 Undisclosed Liabilities. The Company does not have any material Liabilities other than: (a) Liabilities disclosed and provided for on the Company Financial Statements or in the notes thereto; (b) accounts payable or accrued salaries or employee benefits that have been incurred by the Company since the Company Balance Sheet Date in the ordinary course of business; and (c) Liabilities arising under Material Contracts or this Agreement, in each case other than Liabilities arising from the breach thereof.

3.15 Absence of Changes. Since December 31, 2019, there has not been:

(a) any change in the assets, liabilities, financial condition or operating results of the Company from that reflected in the Company Financial Statements, except changes in the ordinary course of business that have not caused, in the aggregate, a Material Adverse Effect on the Company;

(b) any damage, destruction, loss or other event or development, whether or not covered by insurance, that would have a Material Adverse Effect on the Company;

(c) any waiver or compromise by the Company of a valuable right or of a material debt owed to it;

(d) any satisfaction or discharge of any Encumbrance or payment of any obligation by the Company, except in the ordinary course of business and the satisfaction or discharge of which would not have a Material Adverse Effect on the Company;

(e) any material change in any compensation arrangement or agreement with any employee, officer, director, or individual independent contractor of the Company;

(f) any resignation or termination of employment or services of any officer, direct report of an officer, key employee, or individual independent contractor of the Company, except in connection with the transactions contemplated by this Agreement;

(g) any mortgage, pledge, transfer of a security interest in, or Encumbrance, created by the Company, with respect to any of its material properties or assets, except Permitted Encumbrances;

(h) any loans or guarantees made by the Company to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(i) any declaration, setting aside or payment or other distribution in respect of any of the Company’s capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by the Company;

(j) to the Company’s Knowledge, any other event or condition of any character that could reasonably be expected to result in a Material Adverse Effect on the Company;

(k) any sale, assignment or transfer of any Company Intellectual Property; or

(l) any arrangement or commitment by the Company to do any of the things described in this Section 3.15 (other than negotiations and agreements with Parent and its Representatives regarding the transactions contemplated by this Agreement).

3.16 Employee Matters.

(a) Section 3.16(a) of the Company Disclosure Schedule sets forth an accurate and complete list of the names, titles, annual base salary or hourly rate or other compensation rate, commission or bonus opportunity, hire date, accrued vacation and paid-time-off, principal work location, whether the employee or individual independent contractor regularly works more than 40 hours a week (or 8 hours a day in California), and leave status (including type of leave and expected duration) of all employees of and individual independent contractors providing services to the Company as of the date of this Agreement, whether any such employee or individual independent contractor is on a work visa or work permit (and applicable date of expiration) and each employee’s status as being exempt or nonexempt from the application of state and federal wage and hour Laws.

(b) To the Company’s Knowledge, none of its employees or individual independent contractors is obligated under any Contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any Order, that would materially interfere with such employee’s or individual independent contractor’s ability to promote the interest of the Company or that would conflict with the Company’s business. Neither the execution or delivery of this Agreement, nor the carrying on of the Company’s business by the employees or individual independent contractors of the Company, nor the conduct of the Company’s business as now conducted, will, to the Company’s Knowledge, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant or instrument under which any such employee or individual independent contractor is now obligated.

(c) The Company is not delinquent in payments to any of its employees, consultants, or individual independent contractors for any wages, salaries, commissions, bonuses, or other direct compensation for any service performed for it to the date hereof or amounts required to be reimbursed to such employees, consultants or individual independent contractors. The Company is, and has been at all times since incorporation, in compliance in all material respects with all applicable state and federal equal employment opportunity Laws and with other Laws related to labor and employment, including those related to wages, hours, employee and independent contractor classification, discrimination, harassment, immigration, pay equity, employee leave, workplace safety and health, restrictive covenants, unemployment compensation, workers’ compensation, affirmative action and collective bargaining. The Company has at all times since incorporation, withheld and paid to the appropriate Governmental Authority or is holding for payment not yet due to such Governmental Authority all amounts required to be withheld from employees of the Company and is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing.

(d) To the Company’s Knowledge, no key employee or individual independent contractor has expressed an intention to terminate employment or service with the Company or is otherwise likely to become unavailable to continue as a key employee or individual independent contractor, nor does the Company have a present intention to terminate the employment or service of any of the foregoing. The employment or service, as applicable, of each employee or individual independent contractor of the Company is terminable at the will of the Company. Except as set forth in Section 3.16(d) of the Company Disclosure Schedule or as required by law, upon termination of the employment or service of any such employees or individual independent contractors, no severance or other payments will become due. Except as set forth in Section 3.16(d) of the Company Disclosure Schedule, the Company has no policy, practice, plan or program of paying severance pay or any form of severance compensation in connection with the termination of employment or other services.

(e) The Company has not made any representations regarding equity incentives to any officer, employee, director or consultant that are inconsistent with the share amounts and terms set forth in the minutes of meetings of the Company Board.

(f) Each former officer or direct report of an officer whose employment or other service was terminated by the Company has entered into an agreement with the Company providing for the full release of any claims against the Company or any related party arising out of such employment.

(g) Section 3.16(g) of the Company Disclosure Schedule sets forth an accurate and complete list identifying each Employee Plan. For the purposes hereof, “Employee Plan” shall mean each “employee benefit plan,” as defined in Section 3(3) of ERISA, and each employment, individual consulting, advisory, individual independent contractor, severance or similar Contract and each other material plan, agreement, policy, program, commitment or arrangement (written or oral) providing for compensation, bonuses, commission, profit-sharing, retention, stock options, restricted stock, equity or other equity-related rights, incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, welfare benefits, life, accident, dental or vision benefits, tuition benefits, vacation or paid-time-off, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits, change of control payments, post-employment or retirement benefits and other employee benefits, in any case, which is maintained, administered or contributed to by the Company or any ERISA Affiliate thereof and covers any current or former employees, individual independent contractors or individual consultants of the Company or any ERISA Affiliates, or with respect to which the Company or any ERISA Affiliate has or may have any liability (whether actual or contingent). The Company has made available to Parent a true, correct and complete copy of (i) each of the documents embodying or governing such Employee Plan (or for unwritten Employee Plans a written description of the material terms of such Employee Plan); (ii) any and all outstanding summary plan descriptions and material modifications thereto; (iii) the most recent annual report, if applicable; (iv) the most recent annual and periodic accounting of plan assets, if applicable; and (v) the most recent determination, opinion, or advisory letter received from the Internal Revenue Service, if applicable.

(h) Except as set forth on Section 3.16(h) of the Company Disclosure Schedule, (i) each Employee Plan has been established, operated, and administered in accordance its terms and all applicable Laws, including without limitation, ERISA, the Code, the Health Insurance Portability and Accountability Act, as amended, and the regulations (including the proposed regulations) thereunder, and the Patient Protection and Affordable Care Act of 2010; (ii) no breach of fiduciary duty has occurred with respect to any Employee Plan; (iii) no audits by any Governmental Authority are pending or, to the Knowledge of the Company, threatened against the Company with respect to any Employee Plan; (iv) with respect to each Employee Plan, the Company has timely made all required contributions and payments or has accrued such contributions in accordance with the terms of the applicable Employee Plan or applicable Laws; and (v) no individual who has performed services for the Company has been improperly excluded from participation in any Employee Plan. No Employee Plan is intended to qualify under Section 401(a) of the Code.

(i) None of the Employee Plans provides, and the Company has no liability under, any Employee Plans for post-termination or retiree payments and benefits, other than liability for health plan continuation coverage described in Part 6 of Title I(B) of ERISA, and the Company has never promised to provide such post-termination benefits.

(j) Neither the Company nor any current or former ERISA Affiliate of the Company maintains, sponsors, participates in or contributes to, or has ever maintained, established, sponsored, participated in, or contributed to, any pension plan (within the meaning of Section 3(2) of ERISA) which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code. Neither the Company nor any ERISA Affiliate of the Company is a party to, or has made any contribution to or otherwise incurred any obligation under, any “multiemployer plan” as such term is defined in Section 3(37) of ERISA or any “multiple employer plan” as such term is defined in Section 413(c) of the Code.

(k) Each Employee Plan of the Company or its ERISA Affiliates has at all relevant times complied in all respects with applicable document requirements of, and been operated in material compliance with, Section 409A of the Code. No Employee Plan contains a gross-up obligation with respect to any tax obligations imposed under any Employee Plan or by reason of any applicable Laws, including Sections 4999 and 409A of the Code.

(l) The Company is not bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the Company’s Knowledge, has sought to represent any of the employees, representatives or agents of the Company. There is no strike or other labor dispute involving the Company pending, or to the Company’s Knowledge, threatened, which would be material to the Company, nor is the Company aware of any labor organization activity involving its employees.

(m) To the Company’s Knowledge, none of the key employees, individual independent contractors, officers or their direct reports, or directors of the Company has been (i) subject to voluntary or involuntary petition under the federal bankruptcy laws or any state insolvency law or the appointment of a receiver, fiscal agent or similar officer by a court for his business or property; (ii) convicted in a criminal proceeding or named as a subject of a pending criminal proceeding (excluding traffic violations and other minor offenses); (iii) subject to any order, judgment or decree (not subsequently reversed, suspended, or vacated) of any court of competent jurisdiction permanently or temporarily enjoining him from engaging, or otherwise imposing limits or conditions on his engagement in any securities, investment advisory, banking, insurance, or other type of business or acting as an officer or director of a public company; or (iv) found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission to have violated any federal or state securities or unfair trade practices law, which such judgment or finding has not been subsequently reversed, suspended, or vacated.

(n) Currently and within the three (3) years preceding the date of this Agreement, the Company is not, and has not been involved in any way in, any form of litigation, governmental audit, governmental investigation, administrative agency proceeding, private dispute resolution procedure, or internal or external investigation of alleged employee misconduct, in each case with respect to employment or labor matters (including but not limited to allegations of employment discrimination, retaliation, noncompliance with wage and hour laws, the misclassification of independent contractors, violation of restrictive covenants, sexual harassment, other unlawful harassment or unfair labor practices). In the last three (3) years, no allegations of sexual harassment have been made to the Company against any employee or independent contractor of the Company and the Company has not otherwise become aware of any such allegations.

(o) The Company has not experienced a “plant closing,” “business closing,” or “mass layoff” or similar group employment loss as defined in the federal Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar state, local or foreign law or regulation affecting any site of employment of the Company or one or more facilities or operating units within any site of employment or facility of the Company. During the ninety (90) day period preceding the date hereof, no employee or contingent worker has suffered an “employment loss” as defined in the WARN Act with respect to the Company.

(p) (i) The Company is and at all relevant times has been in compliance with COVID-19 related safety and health standards and regulations issued and enforced by the Occupational Safety and Health Administration (OSHA) and any applicable OSHA-approved state plan; (ii) the Company is and has at all relevant times been in compliance with the paid and unpaid leave requirements of the Families First Coronavirus Response Act; and (iii) to the extent the Company has granted employees paid sick leave or paid family leave under the Families First Coronavirus Response Act, the Company has obtained and retained all required documentation required to substantiate eligibility for sick leave or family leave tax credits.

(q) No Employee Plan is sponsored, maintained or contributed to under the law or applicable custom or rule of any jurisdiction outside of the United States.

(r) Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement or any termination of employment or service or any other event in connection therewith or subsequent thereto will, individually or together or with the occurrence of some other event, (whether contingent or otherwise), (i) result in any payment or benefit (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due or payable, or required to be provided, to any current or former employee, director, independent contractor or consultant, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any current or former employee, director, independent contractor or consultant, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation, (iv) increase the amount of compensation due to any current or former employee, director, independent contractor or consultant, or (v) result in the forgiveness in whole or in part of any outstanding loans made by the Company to any current or former employee, director, independent contractor or consultant. No amount paid or payable by the Company in connection with the transactions contemplated by this Agreement, whether alone or in combination with another event, will be an “excess parachute payment” within the meaning of Code Section 280G or Code Section 4999 or will not be deductible by the Company by reason of Code Section 280G. Section 3.16(r) of the Company Disclosure Letter lists each Person who the Company reasonably believes is, with respect to the Company and/or any ERISA Affiliate, a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder).

3.17 Tax Matters.

(a) The Company has duly and timely filed with the appropriate Tax authorities all income Tax Returns and all other material Tax Returns required to be filed by, or with respect to, the Company. All such Tax Returns are complete and accurate in all material respects. All Taxes due and owing by the Company (whether or not shown on any Tax Returns) have been timely paid. The Company is not currently the beneficiary of any extension (other than automatic extensions) of time within which to file any Tax Return. No claim has ever been made by a Tax Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.

(b) The unpaid Taxes of the Company do not materially exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Company Balance Sheet (rather than in any notes thereto) as adjusted for ordinary course operations and transactions consistent with the past practice of the Company through the Closing Date. Since the Company Balance Sheet Date, the Company has not incurred any liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice.

(c) No deficiencies for Taxes with respect to the Company have been claimed, proposed or assessed by any Tax Authority or other Governmental Authority. There are no pending audits, assessments or other actions for or relating to any liability in respect of Taxes of the Company, nor are any threatened in writing. There are no matters under discussion with any Tax Authority or with respect to Taxes that are likely to result in additional liability for Taxes with respect to the Company. No issues relating to Taxes of the Company were raised in writing by the relevant Tax Authority in any audit or examination that would reasonably be expected to result in a lability in respect of Taxes in later taxable period. The Company has delivered or made available to Parent complete and accurate copies of all federal and other material state, local and foreign Tax Returns of the Company (and any predecessor thereof) for all taxable years remaining open under the applicable statute of limitations, and complete and accurate copies of all audit or examination reports and statements of deficiencies assessed against or agreed to by the Company (or any predecessors thereof). The Company (or any predecessor thereof) has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, nor has any request been made in writing for any such extension or waiver. There are no Encumbrances for Taxes upon any property or asset of the Company (other than Encumbrances described in clause (b) of the definition of Permitted Encumbrances).

(d) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any (i) installment sale or open transaction or other similar transaction on or prior to the Closing Date, (ii) any accounting method change made or required to be made on or prior to the Closing Date, (iii) the use of an improper method of accounting for any period or portion thereof ending prior to the Closing Date, (iv) any written agreement with a Tax Authority with respect to Taxes pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign law) or private letter ruling with respect to the Company, (v) any prepaid amount received on or prior to the Closing (other than in the ordinary course of business), (vi) an election under Section 965(h) of the Code, or (vii) any intercompany transaction or excess loss account described in the Treasury Regulations promulgated pursuant to Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign law) in respect of taxable periods (or portions thereof) ending on or prior to the Closing Date.

(e) The Company is not a partner for Tax purposes with respect to any joint venture, partnership, or other arrangement or Contract which is treated as a partnership for Tax purposes. The Company does not have or hold, and has never had or held, directly or indirectly any interest in or ownership of, any Person, including but not limited to a corporation, partnership, limited liability company, trust, association, company, or other arrangement.

(f) With the exception of tax indemnification provisions in contracts that are not primarily related to Taxes entered into in the ordinary course of business, the Company is not a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar Contract nor does the Company have any Liability or potential Liability to another party under any such agreement.

(g) The Company has not been a party to a transaction that is or is substantially similar to a “reportable transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(1), or any other transaction requiring disclosure under analogous provisions of state, local or foreign Tax law.

(h) The Company has not ever been a member of an affiliated group filing a consolidated federal income Tax Return or a combined, consolidated, unitary or other affiliated group Tax Return for state, local or foreign Tax purposes. The Company does not have any liability for the Taxes of any Person (other than Taxes of the Company) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), or as a transferee or successor.

(i) The Company has timely withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, equityholders of the Company or other Person. The Company has properly classified all individuals providing services or such entity as employees or non-employees for all relevant purposes.

(j) The Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(k) The Company is and always has been resident only in its jurisdiction of incorporation for Tax purposes and the Company is not or has not been subject to Tax in any jurisdiction other than its jurisdiction of incorporation. The Company has not, or has ever had, a branch or permanent establishment (within the meaning of an applicable Tax treaty) in a jurisdiction other than the United States.

(l) Each holder of Company Restricted Shares that were subject to vesting as of the date of issuance has provided to the Company evidence that such holder timely filed an election under Section 83(b) of the Code. The Company has delivered to Parent true, correct and complete copies of all election statements under Section 83(b) of the Code, together with evidence of timely filing of such election statements with the appropriate IRS Center with respect to any Company Capital Stock that was initially subject to a vesting arrangement or to other property issued by the Company to any of its employees, non-employee directors, consultants or other service providers. No payment to any Company Stockholder of any portion of the consideration payable hereunder will result in compensation or other income to any Company Stockholder with respect to which Parent or the Company would be required to deduct or withhold any Taxes.

(m) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified by Section 897(c)(1)(A)(ii) of the Code.

(n) Notwithstanding anything to the contrary in this Agreement, it is agreed and understood that no representations or guarantees are made with respect to the availability of Tax attributes of the Company or any of its Subsidiaries for any taxable period (or portion thereof) beginning after the Closing Date.

3.18 Insurance. The Company has made available to Parent a list of, and accurate and complete copies of, all insurance policies and fidelity bonds relating to the assets, business, operations, employees, officers or directors of the Company as of the date of this Agreement, each of which is in full force and effect, together with a claims history. Other than claims made in the ordinary course, there are no pending claims under any such policies or bonds, including any claims for loss or damage to the properties, assets or business of the Company. There is no claim by the Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights. All premiums payable under all such policies and bonds have been timely paid and the Company has otherwise complied with the terms and conditions of all such policies and bonds and no such policies or bonds provide for any rates or premium adjustment or experience-based liability on the part of the Company. The Company has no Knowledge of any actual or threatened termination of, material premium increase with respect to, or material alteration of coverage under, any of such policies or bonds. The Company does not have any self-insurance or co-insurance programs.

3.19 Employee Agreements. Each current and former employee and officer of the Company, and each consultant of the Company involved in the creation of Company Intellectual Property has executed an agreement with the Company (or an agreement with applicable provisions) regarding confidentiality and proprietary information (an “Inventions Assignment Agreement”) substantially in the form or forms delivered to Parent. No such current or former employee, consultant or officer has excluded works or inventions from his or her assignment of inventions pursuant to such person’s Inventions Assignment Agreement. Each such current and former employee has executed an agreement containing a non-solicitation and non-competition obligation substantially in the form or forms delivered to Parent. The Company is not aware that any of its employees, consultants or officers is in violation of any agreement covered by this Section 3.19.

3.20 Compliance with Laws; Permits.

(a) The Company is, and since incorporation has been, in compliance, in all material respects, with, and is not, and since incorporation has not received notice of any violation of, or, to the Company’s Knowledge, threatened to be charged with any violation of or under investigation with respect to potential noncompliance with, any applicable Law.

(b) The Company holds all material Permits, and has made all necessary filings required under applicable Law, necessary to conduct the business of the Company. The Company is, and since incorporation has been, in compliance in all material respects with each such material Permit. Since incorporation, the Company has not received any written notice or other communication regarding any material violation of or material failure to comply with any term or requirement of any such Permit or any revocation, withdrawal, suspension, cancellation, termination or material modification of any such Permit. Each such material Permit has been validly issued or obtained and is and after the consummation of the transaction contemplated hereby will be, in full force and effect.

(c) Neither the Company nor, to the Company’s Knowledge, any officer, stockholder owning five percent (5%) or more of the Company, director, agent or employee (in their capacity as such) thereof has: (i) been excluded, suspended or debarred from participation in an U.S. federal health care program or human clinical research or to the Company’s Knowledge, is subject to a governmental inquiry, investigation, proceeding, or other similar action that could reasonably be expected to result in debarment, suspension or exclusion; (ii) been in violation of any federal or state Law, including antitrust statutes relating to submission of offers; or (iii) committed embezzlement, theft, forgery, bribery, falsification or destruction of records, made false statements, obstructed an investigation, engaged in tax evasion, violated federal criminal tax laws, engaged in financial misconduct, breach of fiduciary responsibility, or receipt of stolen property, or been notified by any Governmental Authority of any material delinquent federal taxes for which the liability remains unsatisfied.

3.21 Corporate Documents. The Company Certificate and bylaws of the Company are in the form provided to Parent. The copy of the minute books of the Company provided to the Parent contains minutes of all meetings of directors and stockholders and all actions by written consent without a meeting by the directors and stockholders since the date of incorporation through the date hereof and accurately reflects in all material respects all actions by the directors (and any committee of directors) and stockholders with respect to all transactions referred to in such minutes.

3.22 Environmental and Safety Laws. To the Company’s Knowledge, in all material respects, (a) the Company is and has been in compliance with all Environmental Laws; (b) there has been no release or to the Company’s Knowledge threatened release of any pollutant, contaminant or toxic or hazardous material, substance or waste or petroleum or any fraction thereof (each a “Hazardous Substance”), on, upon, into or from any site currently or heretofore owned, leased or otherwise used by the Company; (c) there have been no Hazardous Substances generated by the Company that have been disposed of or come to rest at any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any Governmental Authority in the United States; and (d) there are no underground storage tanks located on, no polychlorinated biphenyls (“PCBs”) or PCB-containing equipment used or stored on, and no hazardous waste as defined by the Resource

Conservation and Recovery Act, as amended, stored on, any site owned or operated by the Company, except for the storage of hazardous waste in compliance with Environmental Laws. The Company has made available to Parent true and complete copies of all material environmental records, reports, notifications, certificates of need, permits, pending permit applications, correspondence, engineering studies and environmental studies or assessments.

3.23 Data Privacy.

(a) The Company is and has at all times been in compliance with: (i) all Privacy Laws; (ii) the Company’s internal and external privacy policies (the “Privacy Policies”); and (iii) the requirements of any contract or codes of conduct to which the Company is a party. To the extent applicable, the Company has all necessary authority, rights, consents and authorizations to collect, use, maintain, disclose, process or transmit any Personal Information held or controlled by or for the Company to the extent required in connection with the operation of the Company’s business as currently conducted. The Company has at all times made available to individuals Privacy Policies in all circumstances required by Privacy Laws and such Privacy Policies and other public statements relating to Personal Information have at all times been accurate, complete and have not misrepresented the Company’s practices in relation to Personal Information.

(b) The Company has implemented and maintained all organizational, physical, administrative and technical measures required by Privacy Laws consistent with best practices prudent in the industry in which the Company operates, any existing contractual commitments made by the Company that are applicable to Personal Information and all Privacy Policies made available by the Company to the persons to whom the Personal Information relates. The Company’s information security program protects the integrity, security and operations of the Company’s information technology systems and all Personal Information against data security incidents or other misuse. The Company has: (i) regularly conducted and regularly conduct vulnerability testing, risk assessments, and external audits of, and tracks security incidents related to the Company’s systems and products (collectively, “Information Security Reviews”); (ii) timely corrected any material exceptions or vulnerabilities identified in such Information Security Reviews; and (iii) timely installed software security patches and other fixes to identified technical information security vulnerabilities. The Company provides its employees with regular training on privacy and data security matters.

(c) The Company has not experienced any incidences in which Personal Information was or may have been stolen or improperly accessed, including any unauthorized intrusions or breaches of the security of the Company’s information technology systems. There have not been any actual or suspected complaints or notices to, or audits, proceedings or investigations conducted or claims asserted with respect to the Company regarding Personal Information by any individual, or Governmental Authority.

(d) The consummation of any of the transactions contemplated hereby will not violate any applicable Privacy Laws, the Privacy Policies as they currently exist or as they existed at any time during which any of the Personal Information was collected or obtained and the requirements of any contract by which the Company is bound.

3.24 Regulatory Compliance.

(a) Company Products are being, and at all times since incorporation, have been, developed, tested, labeled, manufactured, processed, stored, imported, exported, marketed, advertised, and distributed, as applicable, and the Company is, and at all times since incorporation, has been, in compliance in each case in all material respects with all applicable Laws governing the Company Business and Company Products, including but not limited to (i) Title XVIII of the Social Security Act, 42 U.S.C. §§ 1395-1395lll (the Medicare statute); (ii) Title XIX of the Social Security Act, 42 U.S.C. §§ 1396-1396w-5 (the Medicaid statute); (iii) the Federal Health Care Program Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b); (iv) the False Claims Act, 31 U.S.C. §§ 3729-3733; (v) the exclusion law, 42 U.S.C. § 1320a-7; (vi) the civil monetary penalties law, 42 U.S.C. § 1320 a-7a; (vii) the False Claim Law, 42 U.S.C. § 1320a-7b(a); (viii) the criminal false statements law, 42 U.S.C. § 1320a-7b(a); (ix) the Travel Act, 18 U.S.C. § 1952; (x) HIPAA; (xi) the Physician Payments Sunshine Act, 42 U.S.C. § 1320a-7h; (xii) the Federal Controlled Substances Act, 21 U.S.C. § 801, et seq.; (xiii) Eliminating Kickbacks in Recovery Act of 2018, 18 U.S.C. § 220; (xiv) Federal Policy for the Protection of Human Subjects, 45 C.F.R. Part 46; (xv) the U.S. Federal Food, Drug and Cosmetic Act (21 U.S.C. § 301 et seq.) (or any successor thereto), as amended from time to time, and its applicable implementing regulations (the “FD&C Act”), including, as applicable, those requirements relating to the FDA’s current Good Manufacturing Practices and Good Laboratory Practices; (xvi) the Public Health Service Act (42 U.S.C. § 201 et seq.) (or any successor thereto), as amended from time to time, and its applicable implementing regulations (xvii) applicable Laws governing the development, conduct, monitoring, patient informed consent, auditing, analysis and reporting of clinical trials, including FDA requirements relating to Good Clinical Practices; and (xviii) all applicable comparable state, federal or non-U.S. Laws relating to any of the foregoing (the Laws referred to in clauses (i) through (xviii), collectively, “Health Care Laws”). Since incorporation, the Company has not received notice of any pending or threatened civil, criminal or regulatory claim, suit, proceeding, hearing, enforcement, audit, investigation, arbitration, inquiry, search warrant, subpoena (other than those related to actions against third parties), or other action, and, to the Company’s Knowledge, there is not pending any allegation that any operation or activity of the Company relating to the Company Business or any Company Product is in violation of any Health Care Laws in any material respect.

(b) The Company is not currently, nor has it been, since incorporation, a party to any consent decree, judgment, order, settlement, any actual or potential settlement agreement, corporate integrity agreement, deferred or non-prosecution agreement, or certification of compliance agreement that relates to Health Care Laws. To the Company’s Knowledge, the Company is not a defendant or named party in any qui tam/False Claims Act litigation.

(c) Since incorporation, the Company has timely filed and maintained all applications, reports, governmental authorizations, amendments, supplements and notices required to be filed and maintained to the FDA, including any required IND, or to any other Governmental Authority in connection with the Company Products or the Company Business. All such material applications, reports, governmental authorizations, amendments, supplements and notices were complete and accurate in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing). Since incorporation, any updates, changes, corrections or modifications to such documents required under applicable Law or order by any Governmental Authority have been submitted in a timely manner and were complete and accurate in all material respects.

(d) All preclinical and nonclinical studies and tests and clinical trials conducted by or on behalf of the Company have been, and if still pending are being, conducted in compliance in all material respects with all applicable research protocols and all applicable Laws, including the FD&C Act and all other applicable Health Care Laws. No clinical trial conducted by or on behalf of the Company has been terminated or suspended prior to completion, and neither the FDA nor any other applicable Governmental Authority or institutional review board or ethics committee that has or has had jurisdiction over a clinical trial conducted by or on behalf of the Company has commenced or, to the Company’s Knowledge, threatened to initiate, any action to place a clinical hold order on, or otherwise terminate or suspend, any proposed or ongoing clinical trial conducted or proposed to be conducted by or on behalf of the Company. Further, to the Company’s Knowledge, since incorporation, no clinical investigator, researcher, or clinical staff participating in any clinical trial conducted by or on behalf of the Company has been disqualified from participating in studies involving investigational products, and to the Company’s Knowledge, no such administrative action to disqualify such clinical investigators, researchers, or clinical staff has been threatened or is pending.

(e) The Company has made available to Parent in an accurate and complete manner all information, analysis, statistics, reports and other data and conclusions arising from any preclinical or nonclinical study or test or clinical trial of any Company Compound and any Company Products in Company’s possession, including without limitation all data, information, analysis, statistics, reports or other data and conclusions regarding toxicology, safety or efficacy. All such information, analysis, statistics, reports and other data and conclusions, which are required to be submitted in connection with any IND or similar regulatory filing, are true, complete and correct in all material respects.

(f) Neither the Company, nor, any current or former employee, director, officer, stockholder owning more than five percent (5%) or more of the Company, manager, or, to the Company’s Knowledge, advisory board member or agent acting on behalf of the Company thereof, has been convicted of, charged with or is subject to any investigation that is pending, in each case by (i) any Governmental Authority or (ii) the U.S. Department of Health and Human Services Office of Inspector General or U.S. Department of Justice pursuant to the U.S. Federal Healthcare Program Anti-Kickback Statute (42 U.S.C. §1320a-7b(b)) or the U.S. Federal False Claims Act (31 U.S.C. §3729) or comparable non-U.S. statute with respect to the Company Business.

(g) Since incorporation, the Company (i) has not committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA or any other Governmental Authority to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, or similar policies, set forth in any Laws, (ii) has not been convicted of any crime or engaged in any conduct that has resulted, or would reasonably be expected to result, in debarment under 21 U.S.C. §335a or any similar applicable Law and (iii) there is no pending Action or, to the Company’s Knowledge, threatened Action against the Company or any of the Company’s officers or key employees that would reasonably be expected to result in such a debarment.

3.25 Takeover Statutes. The Company Board has taken all actions necessary so that the restrictions on take-over bids, equity acquisitions, business combinations and equityholder vote and any other “moratorium,” “control share acquisition,” “business combination,” “fair price” or other similar anti-takeover laws or regulations that are or may purport to be applicable will not apply with respect to or as a result of the Merger or the other transactions contemplated by this Agreement.

3.26 Full Disclosure. The Company has made available to the Parent all the information that Parent has requested in connection with its entry into this Agreement. This Agreement, together with the Company Disclosure Schedule, does not, (i) contain any representation, warranty or information that is false or misleading with respect to any material fact, or (ii) omit to state any material fact or necessary in order to make the representations, warranties and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading.

3.27 No Brokers. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or who is or may be entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBS

Parent, Merger Sub I and Merger Sub II hereby jointly and severally represent and warrant to the Company as follows, which representations and warranties are, as of the date hereof and as of the Closing Date, true and correct (except for representations and warranties that by their terms are made only as of a specific date or time, which need only be true and correct as of such date or time):

4.1 Organization. Each of Parent and Merger Sub I is a corporation, and Merger Sub II is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as presently conducted. Each of Parent and the Merger Subs is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect on Parent.

4.2 Authorization. Parent and the Merger Subs have all requisite corporate power and authority to execute and deliver this Agreement and all agreements contemplated by this Agreement to be executed and delivered by Parent or the Merger Subs, as the case may be, pursuant hereto, to consummate the transactions contemplated hereby and thereby and to perform their obligations hereunder and thereunder. The execution and delivery by Parent and the Merger Subs of this Agreement and such other agreements and the consummation by Parent and the Merger Subs of the transactions contemplated hereby and thereby have been duly approved by the Parent Board and the board of directors of each Merger Sub. No other corporate proceedings on the part of Parent or the Merger Subs are necessary to authorize this Agreement and the transactions contemplated hereby (other than the approval of Parent, as the sole stockholder of Merger Sub I and sole member of Merger Sub II). This Agreement has been, and such other agreements will be, duly executed and delivered by each of Parent, Merger Sub I and Merger Sub

II and is, and such other agreements will be, the legal, valid and binding obligations of Parent, Merger Sub I and Merger Sub II, enforceable against Parent, Merger Sub I and Merger Sub II in accordance with their terms, in each case, except as such enforceability may be limited by (a) bankruptcy, insolvency, moratorium, reorganization or other similar Laws affecting creditors’ rights generally, (b) the general principles of equity, regardless of whether asserted in a Proceeding in equity or at Law and (c) to the extent the indemnification provisions contained in the Parent IRA may be limited by applicable federal or state securities laws.

4.3 Governmental Consents and Filings. Assuming the accuracy of the representations made by the Company in Article III and each of the Company Stockholders in their Letters of Transmittal, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local Governmental Authority is required on the part of Parent in connection with the consummation of the transactions contemplated by this Agreement, except for (i) filings pursuant to Regulation D of the Securities Act, and applicable state securities laws, which have been made or will be made in a timely manner, (ii) the filing of the First Certificate of Merger and (iii) the filing of the Second Certificate of Merger.

4.4 No Conflict or Violation. None of Parent, Merger Sub I or Merger Sub II is in violation or default: (a) of any provisions of its Organizational Documents, (b) of any Order, or (c) of any provision of federal or state Law applicable to Parent, Merger Sub I or Merger Sub II. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either (i) a material default under any such provision, instrument, Order, or contract; or (ii) an event which results in the creation of any Encumbrance upon any assets of Parent, Merger Sub I or Merger Sub II or the suspension, revocation, forfeiture, or nonrenewal of any material Permit applicable to Parent, Merger Sub I or Merger Sub II.

4.5 No Prior Merger Sub Operations. Each Merger Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby. Parent is the sole stockholder of Merger Sub I and the sole member of Merger Sub II.

4.6 Capitalization.

(a) As of the date hereof, the authorized capital stock of Parent consists of:

(i) 660,000,000 shares of Parent Common Stock, 240,041,660 shares of which are issued and outstanding as of the date hereof. All of the outstanding shares of Parent Common Stock have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities Laws. Parent holds no Parent Common Stock in its treasury.

(ii) 340,000,000 shares of Preferred Stock of Parent, of which 50,000,000 shares have been designated Parent Series A-1 Preferred Stock, 45,178,495 shares of which are issued and outstanding as of the date hereof, and 290,000,000 shares have been designated Parent Series A-2 Preferred Stock, 237,738,987 shares of which are issued and outstanding as of the date hereof. As of the date hereof, the rights, privileges and preferences of the Preferred Stock of Parent are as stated in the Parent Restated Certificate and as provided by the DGCL. Parent holds no Parent Preferred Stock in its treasury.

(b) As of the date hereof, Parent has reserved 64,093,550 shares of Parent Common Stock for issuance to officers, directors, employees and consultants of Parent pursuant to the Parent Plan. Of such reserved shares of Parent Common Stock, options or rights to purchase 17,460,352 shares of Parent Common Stock have been granted and 46,633,198 shares of Parent Common Stock remain available for issuance to officers, directors, employees and consultants.

4.7 Litigation. There is no Action pending or to Parent’s Knowledge, currently threatened in writing (a) against Parent; (b) against any officer, director or employee of Parent arising out of their employment or board relationship with Parent; (c) that questions the validity of this Agreement or the agreements contemplated by this Agreement to which Parent is a party or the right of Parent to enter into them, or to consummate the transactions contemplated hereby or thereby; or (d) that would reasonably be expected, either individually or in the aggregate, to result in material Liability to Parent or materially impair the operation of Parent’s business. Neither Parent nor, to Parent’s Knowledge, any of its officers, directors or employees is a party or is named as subject to the provisions of any Order (in the case of officers, directors or employees, such as would affect Parent). There is no Action by Parent pending or which Parent intends to initiate. The foregoing includes Actions pending or threatened in writing involving the prior employment of any of Parent’s employees, their services provided in connection with Parent’s business, any information or techniques allegedly proprietary to any of their former employers or their obligations under any agreements with prior employers.

4.8 Rights of Registration and Voting Rights. Except as provided in the Parent IRA, Parent is not under any obligation to register under the Securities Act any of its currently outstanding securities or any securities issuable upon exercise or conversion of its currently outstanding securities. To Parent’s Knowledge, except as contemplated in the Parent Voting Agreement, no stockholder of Parent has entered into any agreements with respect to the voting of capital shares of Parent.

4.9 No Brokers. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent or who is or may be entitled to any fee or commission from Parent or any of its Affiliates in connection with the transactions contemplated by this Agreement.

ARTICLE V.

COVENANTS

The Company, the Stockholders’ Representative, Parent, Merger Sub I and Merger Sub II each covenant and agree as follows:

5.1 Conduct of the Company. From and after the date of this Agreement until the earlier of (A) the termination of this Agreement in accordance with the provisions of Section 7.1 and (B) the Effective Time (such period, the “Interim Period”), except as expressly contemplated by this Agreement, the Company shall conduct its business in the ordinary course and use its commercially reasonable efforts to (i) preserve intact its present business organization, (ii) maintain in effect all of its foreign, federal, state and local Permits, (iii) keep available the services of the officers and employees of the Company, and (iv) maintain satisfactory relationships with its lenders, suppliers, licensors and licensees and others having material business relationships with the Company. Without limiting the generality of the foregoing, during the Interim Period, except as expressly contemplated by this Agreement, set forth on Section 5.1 of the Company Disclosure Schedule, or pursuant to the written consent of Parent, the Company covenants that it shall not:

(a) except as may be necessary or advisable to implement the transactions described in this Agreement, amend its certificate of incorporation, bylaws or other Organizational Documents (whether by merger, consolidation or otherwise);

(b) declare, set aside or pay any dividend or other distribution (whether in cash, stock, debt or property or any combination thereof) in respect of any equity securities of the Company or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any equity securities of the Company in each case other than immaterial repurchases of restricted stock from former service providers in connection with the cessation of services to the applicable company;

(c) (i) issue, transfer, deliver, sell, pledge or otherwise encumber any shares or any equity securities of the Company or (ii) amend any term of any equity securities of the Company (whether by merger, consolidation or otherwise) including an amendment to provide for acceleration of vesting as a result of the Merger or a termination of employment or service related to the Merger;

(d) make any expenditures of more than, or otherwise make any distribution of cash in excess of, $5,000 individually or $25,000 in the aggregate (notwithstanding anything to the contrary in this Agreement, including in respect of Transaction Expenses) or incur any obligations or liabilities in respect thereof;

(e) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, other than inventory and supplies in the ordinary course of business and as otherwise permitted pursuant to Sections 5.1(d);

(f) sell, lease, license or otherwise transfer, or create, incur, assume or suffer to exist any Encumbrance (other than Permitted Encumbrances) on, any of the assets, securities, properties, interests or businesses of the Company;

(g) make any loans, advances or capital contributions to, or investments in, any other Person, other than travel advances and other advances of business expenses to employees made in the ordinary course of business;

(h) make any payments to any Company Related Persons other than payments or expense reimbursements made in the ordinary course of business;

(i) create, incur, assume or otherwise become liable with respect to any Indebtedness;

(j) modify, amend, cancel, terminate or waive any material rights under any Material Contract as applicable, enter into any Contract that would have been a Material Contract as applicable, had it been entered into prior to the date of this Agreement to the extent such Contract would result in Liabilities to the Company in excess of $20,000 annually or otherwise waive, release or assign any material rights, claims or benefits;

(k) other than as required by applicable Law: (i) grant or increase any form of compensation or benefits payable to any director, officer, advisor, consultant, individual independent contractor or employee of the Company; (ii) adopt, enter into, modify or terminate any Employee Plan; (iii) accelerate the vesting or payment of any compensation or benefits under any Employee Plan; (iv) grant any equity or equity-linked awards or other bonus, commission or other incentive compensation to any director, officer, advisor, consultant, individual independent contractor or employee of the Company or any of its ERISA Affiliates; or (v) hire, promote or terminate any employee, officer, director, individual independent contractor or consultant of the Company or any of its ERISA Affiliates or materially change the management structure of the Company;

(l) fail to maintain, or allow to lapse, dispose of or abandon, including by failure to pay the required fees in any jurisdiction, any Company Intellectual Property or grant permission to enter into the public domain any trade secrets included in the Company Intellectual Property;

(m) change the Company’s methods of accounting or accounting practices;

(n) commence, settle, or offer or propose to settle, (i) any Action involving or against the Company alleging Liabilities in excess of $20,000, (ii) any equityholder litigation or dispute against the Company or any of its officers or directors or (iii) any Action that relates to the transactions contemplated by this Agreement unless such Actions are between the Company, on the one hand, and Parent, on the other hand;

(o) (i) make or change any election in respect of Taxes, (ii) settle or compromise any claim, notice, audit report or assessment in respect of a material amount of Taxes, (iii) enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, pre-filing agreement, advance pricing agreement, cost sharing agreement or closing agreement relating to any Tax, (iv) file any federal income Tax Return or other material Tax Return, in each case, without notifying Parent in advance of such filing, (v) amend any Tax Return, (vi) surrender or forfeit any right to claim a Tax refund or (vii) consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment;

(p) form or acquire any Subsidiaries;

(q) liquidate, dissolve or effect a recapitalization or reorganization in any form of transaction;

(r) initiate, launch or commence any sale, marketing, distribution, co-promotion or any similar activity with respect to any new Company Product (including Company Products under development); or

(s) authorize or agree, resolve or commit to do any of the foregoing.

5.2 Clinical Trials. During the Interim Period, the Company shall diligently conduct all research development activities with respect to the Company Products in compliance with all applicable Laws. During the Interim Period and except as prohibited by applicable Law, at the reasonable request of Parent, the Company shall discuss with Parent the progress of and developments in and results of any clinical trials being conducted by the Company. In addition, during the Interim Period and except as prohibited by applicable Law, the Company shall (a) provide Parent with copies of all written communication provided to and from such investigators, and (b) provide Parent with copies of any interim data and data analysis generated with respect to the Company’s clinical trials. During the Interim Period and except as prohibited by applicable Law, prior to finalizing such protocols or delivering drafts or copies thereof to institutional review boards or Regulatory Authorities, selecting such clinical investigators and engaging in such clinical trials, the Company shall furnish copies of such protocols, drafts or copies, as the case may be, to Parent for its review and comment, and shall consult with, and consider in good faith any comments timely received from, Parent regarding, (i) clinical trial protocols, (ii) lists of clinical investigators, (iii) copies of all forms of clinical investigator contracts, (iv) all clinical trial agreements (including clinical financial information), and (v) patient data forms for any of its proposed clinical trials prior to finalizing such protocols or delivering drafts or copies thereof to institutional review boards or Regulatory Authorities, selecting such clinical investigators and engaging in such clinical trials. During the Interim Period and if in accordance with the subject’s informed consent and except as prohibited by applicable Law, at the reasonable request of Parent, Parent shall have the right to be present for observation purposes at any procedures performed in connection with any clinical trial conducted by the Company, and Parent shall be given a reasonable opportunity to meet and confer with the physicians performing such clinical trials. In addition, during the Interim Period and except as prohibited by applicable Law, at the reasonable request of Parent, Parent shall be given reasonable access during normal business hours upon reasonable advance notice by Parent to the Company to (A) all internal and contract research organization or vendor correspondence, monitoring reports, study guidelines, plans, charters, meeting minutes, documents (whether internal or external) created or collected for any clinical trials, and drug management records at the clinical site level, (B) audit information relating to any clinical trials, and (C) any consultants, core labs or vendors used for any clinical trials. During the Interim Period and except as prohibited by applicable Law, the Company shall also provide Parent with copies of any summaries of the results of such clinical trials and of any preclinical studies prepared by the Company.

5.3 FDA Approval Matters.

(a) During the Interim Period and except as prohibited by applicable Law, the Company shall provide Parent with an accurate and complete copy (or summary in the case of oral communications) of any communications with the FDA or any corollary entity in any other jurisdiction, including outside of the United States of America, whether written or oral, as soon as reasonably practicable, but in no event later than three (3) business days after the receipt of such communication.

(b) During the Interim Period and except as prohibited by applicable Law, (i) from time to time and at the reasonable request of Parent, the Company shall discuss with Parent the progress of regulatory filings made or to be made by the Company relating to the Company Products and any changes since the date hereof to the strategy for obtaining necessary Regulatory Approvals to manufacture, market and sell the Company Products, and (ii) the Company shall furnish to Parent for its review and comment, and shall consult with Parent regarding, any material regulatory filing relating to the Company Products prior to finalizing such filings and delivering them to the relevant Regulatory Authorities.

5.4 No Solicitation. From and after the time that the Requisite Stockholder Approval is obtained until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, the Company shall not, and shall cause each of its Representatives not to, directly or indirectly, (a) solicit, initiate, facilitate, support, seek, induce, entertain or knowingly encourage, or take any action to solicit, initiate, facilitate, support, seek, induce, entertain or knowingly encourage any inquiries, announcements or communications relating to, or the making of any submission, proposal or offer that constitutes or that would reasonably be expected to lead to, an Acquisition Proposal, (b) enter into, participate in, maintain or continue any discussions or negotiations relating to, any Acquisition Proposal with any Person other than Parent, (c) furnish to any Person other than Parent any non-public information that would reasonably be expected to be used for the purposes of formulating any inquiry, expression of interest, proposal or offer relating to an Acquisition Proposal, or take any other action regarding any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (d) accept any Acquisition Proposal or enter into any agreement, arrangement or understanding (whether written or oral) providing for the consummation of any transaction contemplated by any Acquisition Proposal or otherwise relating to any Acquisition Proposal or (e) submit any Acquisition Proposal or any matter related thereto to the vote of the Company Stockholders.

5.5 Further Assurances. Upon the terms and subject to the conditions contained herein, the parties agree (a) to use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, (b) to execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the transactions contemplated hereunder or thereunder, and (c) to cooperate with each other in connection with the foregoing. Without limiting the foregoing, the parties agree to use their respective commercially reasonable efforts (A) to obtain all necessary waivers, consents and approvals necessary or desirable for the consummation of the transactions contemplated by this Agreement, provided that none of Parent, the Stockholders’ Representative, the Merger Subs or the Company, nor any of their respective Affiliates, shall be required to make any payments, commence litigation or agree to modifications of any terms in order to obtain any such waivers, consents or approvals; (B) to obtain all necessary Permits as are required to be obtained under applicable Law; (C) to give all notices to, and make all registrations and filings with, third parties, including Governmental Authorities; and (D) to fulfill all conditions of the other party set forth in Article VI. The Company shall provide Parent with a reasonable opportunity to approve (which approval shall not be unreasonably withheld, conditioned or delayed) any waivers, consents, approvals, notices, Orders, registrations and filings to be made, given or used by the Company and shall, as promptly as reasonably practicable, deliver to Parent a copy of any such registration or filing made, any such notice given or any such waiver, consent, approval or Order obtained by the Company prior to the Closing Date as Parent may reasonably request.

5.6 Tax Matters.

(a) Company Stockholders and the Company shall cooperate, as and to the extent reasonably requested by Parent, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information reasonably relevant to any such audit, litigation, or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Company Stockholders and the Company agree to retain all books and records with respect to Tax matters pertinent to the Company for a period of seven (7) years after the Closing Date, and to abide by all record retention agreements entered into with any Tax Authority.

(b) Parent shall prepare (or cause to be prepared), and timely file, all Tax Returns of the Company with respect to any Pre-Closing Tax Period that are required to be filed with a Tax Authority after the Closing Date. All such Tax Returns shall be prepared in a manner consistent with the Company’s prior practice except as required by applicable Law. Parent shall deliver any such Tax Return to the Stockholders’ Representative for its review at least fifteen (15) Business Days prior to the date on which such Tax Return is required to be filed (taking into account any valid extensions), and shall consider in good faith comments submitted in writing by Stockholders’ Representative at least five days prior to the date on which such Tax Return is required to be filed (taking into account any valid extensions).

(c) Parent and the Company, on the one hand, and Company Stockholders, Stockholders’ Representative and their affiliates, on the other hand, shall promptly notify each other upon receipt by such party of written notice of any inquiries, claims, assessments, audits or similar events with respect to Taxes relating to a Pre-Closing Tax Period (any such inquiry, claim, assessment, audit or similar event, a “Tax Matter”). Any failure to so notify the other party of any Tax Matter shall not relieve such other party of any liability with respect to such Tax Matters except to the extent such party was actually and materially prejudiced as a result thereof. Parent shall have sole control of the conduct of all Tax Matters, including any settlement or compromise thereof, provided, however, that Parent shall keep Stockholders’ Representative reasonably informed of the progress of any Tax Matter and shall not effect any such settlement or compromise with respect to which the Company Stockholders are liable without obtaining the Stockholders’ Representative’s prior written consent thereto, which shall not be unreasonably withheld or delayed. In the event of any conflict or overlap between the provisions of this Section 5.6 and Article VIII, the provisions of Section 5.6 will control.

(d) All transfer, stamp, documentary, sales, use, registration, value-added and other similar Taxes (including all applicable real estate transfer Taxes) incurred in connection with this Agreement and the transactions contemplated hereby (“Transfer Taxes”) will be borne fifty percent, on the one hand, by the Company Stockholders and fifty percent, on the other hand, by Parent.

(e) Any Tax sharing, Tax indemnity, Tax allocation or similar agreements between the Company, on the one hand, and any of the Company Stockholders or their Affiliates, on the other hand, shall be terminated prior to the Closing Date, and, after the Closing Date, the Company shall not be bound thereby or have any liability thereunder.

(f) Unless required by applicable Law, Parent shall not (and shall not cause or permit the Company to) file, amend, re-file or otherwise modify any Tax Return, make or change any Tax election, initiate any voluntary disclosure, or agree to the waiver or any extension of the statute of limitations, in each case, for the Company or any of its Subsidiaries with respect to any Taxable period ending on or before the Closing Date, without the prior written consent of the Stockholders’ Representative (which consent shall not be unreasonably withheld, conditioned or delayed).

(g) The Company Stockholders shall be entitled to any refunds (including any interest paid thereon) of Taxes of the Company or any of its Subsidiaries attributable to taxable periods (or portions thereof) ending on or before the Closing Date (to the extent such Taxes were paid by the Company or its Subsidiaries prior to the Closing or by a Company Stockholder after the Closing) which refund is actually recognized by Parent or its Subsidiaries (including the Company and its Subsidiaries) after the Closing, net of any cost to Parent and its Affiliates attributable to the obtaining and receipt of such refund, except to the extent such refund arises as the result of a carryback of a loss or other tax benefit from a Tax period (or portion thereof) beginning after the Closing Date.

5.7 Indemnification and Insurance.

(a) If the Merger is consummated, then until the sixth (6th) anniversary of the Closing Date, Parent will, to the fullest extent permitted by Law, cause the Final Surviving Entity to fulfill and honor in all respects the obligations of the Company to its present and former directors and officers determined as of immediately prior to the Effective Time (the “Company Indemnified Parties”) pursuant to the certificate of incorporation or the bylaws of the Company or any indemnification agreements with the Company identified on Section 5.7(a) of the Company Disclosure Schedule, in each case, in effect as of the date of this Agreement, with respect to claims arising out of acts or omissions occurring at or prior to the Effective Time that are asserted after the Effective Time; provided that Parent’s and the Final Surviving Entity’s obligations under this Section 5.7 shall not apply to any claim based on a claim for indemnification made by a Parent Indemnified Party pursuant to Article VIII.

(b) The provisions of this Section 5.7 shall survive the Closing and are intended to be for the benefit of, and enforceable by, the Company Indemnified Parties, and shall be binding on all successors and assigns of the Final Surviving Entity and Parent. In the event that Parent or the Final Surviving Entity or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Final Surviving Entity, as the case may be, assume the obligations set forth in this Section 5.7.

5.8 Access and Information.

(a) During the Interim Period, and in addition to and without limitation of Parent’s rights pursuant to Section 5.2, each of the Company and Parent shall (i) give the other party and such party’s Representatives reasonable access to its offices, properties, books and records, upon the reasonable request of the other party, (ii) furnish to the other party and such party’s Representatives such financial and operating data and other information relating to the other party as such Persons may reasonably request and (iii) instruct its Representatives to cooperate with the other party in its investigation and due diligence review of the Company and Parent, as applicable. Any investigation pursuant to this Section 5.8(a) shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and Parent, as applicable.

(b) Without limiting the generality of the foregoing, during the Interim Period, the Company shall permit Parent and its Representatives to contact the Company’s accountants, auditors, and employees, and the Company shall, and shall use its commercially reasonable efforts to cause such accountants, auditors and employees to, discuss, reasonably cooperate and provide all material information, documentation, data and materials (whether in electronic form of otherwise) relating to the Company that is in the control or possession of the Company or its Affiliates or Representatives as Parent may reasonably request, including any information that is reasonably required for the preparation of financial statements of Parent that include financial and operating data relating to the Company; provided that such discussions, cooperation and provision do not interfere unreasonably with the conduct of the business of the Company.

(c) Notwithstanding anything herein to the contrary in this Section 5.8, no access or examination contemplated by this Section 5.8 shall be permitted to the extent that it would require the Company or Parent or any of their respective Subsidiaries, as applicable, to waive the attorney-client privilege or attorney work product privilege, or violate any applicable Law; provided, that each the Company and Parent (i) shall be entitled to withhold only such information that may not be provided without causing such violation or waiver, (ii) shall provide to the other party all related information that may be provided without causing such violation or waiver (including, to the extent permitted, redacted versions of any such information), and (iii) shall enter into such effective and appropriate joint-defense agreements or other protective arrangements as may be reasonably requested by the Company or Parent, as applicable, in order that all such information may be provided to the other party without causing such violation or waiver.

5.9 Confidentiality; Public Announcements.

(a) Parent and the Company hereby acknowledge and agree to continue to be bound by the Mutual Confidentiality Agreement, dated as of May 1, 2020, by and between Parent and the Company (the “Confidentiality Agreement”).

(b) Prior to the Closing, no party hereto shall, and each such party shall cause each of its respective Representatives not to, directly or indirectly, issue any press release or other public statement relating to the terms of this Agreement or the transactions contemplated hereby or use the other party’s name or refer to the other party directly or indirectly in connection with such party’s relationship with the other party in any media interview, advertisement, news release, press release or professional or trade publication, or in any print media, whether or not in response to an inquiry, without the prior written approval of the other party, unless required by applicable Law (including the rules or regulations of any securities exchange).

5.10 Employee Matters.

(a) Following the date of this Agreement, the Company shall use its commercially reasonable efforts in assisting Parent to secure a signed offer letter or consulting agreement from each employee or individual independent contractor of the Company to whom Parent decides to extend an offer of employment or with whom Parent decides to enter into a consulting agreement, including by providing Parent necessary information relating to any such individual’s employment or independent contractor arrangement with the Company to the extent permissible under applicable Law. Prior to the Closing, the Company shall terminate the employment or service of each employee or individual independent contractor of the Company to whom Parent does not extend an offer of employment or consulting or who does not accept any such offer. The Company shall use commercially reasonable efforts to ensure that each Non-Continuing Service Provider will deliver a general release of claims against Parent, the Company and their Affiliates, in a form reasonably acceptable to Parent.

(b) Parent shall adopt a carveout plan (the “Carveout Plan”) for the benefit of each service provider listed on Schedule A (each, a “Carveout Plan Participant”) on terms and conditions set forth on Schedule B. For the purposes of this Agreement, the payments made, or shares of Milestone Stock Consideration issued, in accordance with the terms of the Carveout Plan shall constitute Milestone Payments.

(c) Nothing contained in this Section 5.10 shall, or shall be construed as to: (i) alter or limit Parent or the Company’s ability to amend, modify or terminate any particular Employee Plan, Parent Employee Plan, program, agreement or arrangement or constitute an amendment or modification of any particular Employee Plan, Parent Employee Plan, program, agreement or arrangement; (ii) confer upon any current or former employee, individual consultant or individual independent contractor of the Company any right to employment or continued employment for any period of time by reason of this Agreement; (iii) subject to the provisions of Section 5.10(a) herein, prevent or restrict in any way the right of Parent to terminate, reassign, promote or demote any employee, independent contractor, director or other service provider of the Company (or to cause any of the foregoing actions) at any time following the Closing, or to change (or cause the change of) the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment or service of any such service providers at any time following the Closing; or (iv) confer upon any individual (including employees, independent contractors, retirees, or dependents or beneficiaries of employees, independent contractors or retirees) any right as a third-party beneficiary of this Agreement.

5.11 280G Matters. Promptly following the date of this Agreement, and in any event no later than two (2) Business Days prior to the Closing Date, the Company shall (a) use commercially reasonable efforts to obtain and deliver to Parent, prior to the initiation of the Company Stockholder approval procedure under clause (b) below, from each Person who is, with respect to the Company, a “disqualified individual” (within the meaning of Section 280G of the Code) as of immediately prior to the initiation of such Company Stockholder approval (each, a “Disqualified Individual”), and who might otherwise have, receive or have the right or entitlement to receive a “parachute payment” (within the meaning of Section 280G of the Code), a waiver (a “Parachute Payment Waiver”), of such Disqualified Individual’s rights to all such payments and/or benefits applicable to such Disqualified Individual (the “Waived Parachute Payments”) so that all remaining payments and/or benefits applicable to such Disqualified Individual shall not be deemed to be “excess parachute payments” (within the meaning of Section 280G of the Code) and (b) submit to the Company Stockholders for approval (in a manner reasonably satisfactory to Parent) by such Company Stockholders in a manner that meets the requirements of Section 280G(b)(5)(B) of the Code, any payments and/or benefits that Parent and the Company reasonably determine may separately or in the aggregate, constitute “parachute payments” (within the meaning of Section 280G of the Code), such that such payments and benefits shall not be deemed to be “parachute payments” under Section 280G of the Code (the foregoing actions, a “280G Vote”). Prior to the Effective Time, if a 280G Vote is required, the Company shall deliver to Parent evidence reasonably satisfactory to Parent, that a 280G Vote was solicited in conformance with Section 280G of the Code, and (i) the requisite stockholder approval was obtained with respect to any payments and/or benefits that were subject to the Company stockholder vote (the “Section 280G Approval”) or (ii) that the Section 280G Approval was not obtained and as a consequence, pursuant to the Parachute Payment Waivers that were obtained from the Disqualified Individuals, such “parachute payments” shall not be made or provided to such Disqualified Individuals. The form of the Parachute Payment Waiver, the disclosure statement, any other materials to be submitted to the Company Stockholders in connection with the Section 280G Approval and the calculations related to the foregoing shall be subject to advance reasonable review and approval by Parent, which approval shall not be unreasonably withheld, conditioned or delayed.

5.12 Securities Act Compliance; Requisite Stockholder Approval.

(a) The Milestone Stock Consideration to be issued pursuant to this Agreement will not be registered under the Securities Act in reliance on the exemptions from the registration requirements of Section 5 of the Securities Act set forth in Section 4(a)(2) (or Regulation D promulgated thereunder) or Rule 701 thereof.

(b) Immediately following the execution and delivery of this Agreement, the Company shall seek to obtain the Written Consent duly executed by Company Stockholders necessary to obtain the Requisite Stockholder Approval. Promptly following receipt of the Written Consent evidencing the obtainment of the Requisite Stockholder Approval, the Company shall cause its corporate Secretary to deliver a copy of the Written Consent to Parent.

(c) The Company will use its commercially reasonable efforts to obtain a duly executed Letter of Transmittal from each Company Stockholder as soon as reasonably practicable, and shall provide copies of all such executed Letter of Transmittal to Parent as soon as practicable following receipt thereof.

5.13 Book-Entry; Legends.

(a) Notwithstanding anything else to the contrary in this Agreement, all Milestone Stock Consideration issued pursuant to this Agreement may be issued in uncertificated book-entry form (unless otherwise determined by Parent in its sole discretion).

(b) In addition to any legend imposed by applicable state securities Laws or by any Contract which continues in effect after the Effective Time (including the Parent A-2 Investor Agreements), the book entries or certificates representing the Milestone Stock Consideration to be issued pursuant to this Agreement shall bear a restrictive legend (and stop transfer orders shall be placed against the transfer thereof with Parent’s transfer agent), stating substantially as follows:

THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.

THE SECURITIES REPRESENTED HEREBY MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN THE COMPANY AND THE STOCKHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.

THE SHARES REPRESENTED HEREBY ARE SUBJECT TO A VOTING AGREEMENT, AS MAY BE AMENDED FROM TIME TO TIME (A COPY OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST FROM THE COMPANY), AND BY ACCEPTING ANY INTEREST IN SUCH SHARES THE PERSON ACCEPTING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF THAT VOTING AGREEMENT, INCLUDING CERTAIN RESTRICTIONS ON TRANSFER AND OWNERSHIP SET FORTH THEREIN.

5.14 Termination of Company Investor Agreements. The Company shall cause any stockholders agreements, voting agreements, registration rights agreements, co-sale agreements and any other similar Contracts between the Company and any holders of Company Capital Stock, including any such Contract granting any Person investor rights, rights of first refusal, registration rights, voting rights, access rights or director designation rights, to be terminated immediately prior to the Effective Time, without any liability being imposed on the part of Parent or the Final Surviving Entity.

ARTICLE VI.

CONDITIONS TO CLOSING

6.1 Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions provided for hereby are subject to the satisfaction (or waiver by the Company), at or prior to the Closing, of each of the following conditions:

(a) Representations and Warranties. As of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are made only as of a specific earlier date, in which case as though made as of such earlier date), (i) each of the Parent Fundamental Representations shall be true and correct in all respects, (ii) each of the representations and warranties of the Parent, other than the Parent Fundamental Representations, that are qualified by materiality or Material Adverse Effect shall be true and correct in all respects, and (iii) each of the representations and warranties of the Parent, other than the Parent Fundamental Representations, that are not qualified by materiality or Material Adverse Effect shall be true and correct in all material respects.

(b) Covenants. Each of the covenants and obligations that Parent, Merger Sub I and Merger Sub II is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

(c) No Actions or Orders. No Action, inquiry or other Proceeding by any Governmental Authority or other Person shall have been instituted or threatened which seeks to restrain, enjoin, prevent the consummation of or otherwise affect the transactions contemplated by this Agreement or which questions the validity or legality of the transactions contemplated hereby or thereby.

(d) Other Deliveries. Parent shall have delivered (or cause to be delivered) to the Company a certificate executed on behalf of Parent by its chief executive officer containing the representation and warranty of Parent that the conditions set forth in Sections 6.1(a) and 6.1(b) have been duly satisfied.

6.2 Conditions to Obligations of Parent and Merger Subs. The obligations of Parent and the Merger Subs to consummate the transactions provided for hereby are subject to the satisfaction (or waiver by Parent), at or prior to the Closing, of each of the following conditions:

(a) Representations and Warranties. As of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are made only as of a specific earlier date, in which case as though made as of such earlier date), (i) each of the Company Fundamental Representations shall be true and correct in all respects, (ii) each of the representations and warranties of the Company, other than the Company Fundamental Representations, that are qualified by materiality or Material Adverse Effect shall be true and correct in all respects, and (iii) each of the representations and warranties of the Company, other than the Company Fundamental Representations, that are not qualified by materiality or Material Adverse Effect shall be true and correct in all material respects.

(b) Covenants. Each of the covenants and obligations that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

(c) No Actions or Orders. No Action, inquiry or other Proceeding by any Governmental Authority or other Person shall have been instituted or threatened which seeks to restrain, enjoin, prevent the consummation of the transactions contemplated by this Agreement or which questions the validity or legality of the transactions contemplated hereby or thereby.

(d) 280G Waivers. If a 280G Vote is required under Section 5.11 hereof, the Company shall have delivered to Parent (i) a Parachute Payment Waiver from each Disqualified Individual from whom the Company obtained a Parachute Payment Waiver and (ii) evidence satisfactory to Parent that the 280G Vote required pursuant to Section 5.11 was solicited in conformity with Section 280G(b)(5)(B) of the Code and either (i) the Section 280G Approval was obtained with respect to any payments and/or benefits that were subject to the 280G Vote or (ii) the Section 280G Approval was not obtained and as a consequence, that the Waived Parachute Payments to the Disqualified Individuals who provided a Parachute Payment Waiver shall not be made or provided, pursuant to the Parachute Payment Waivers.

(e) Other Deliveries. The Company shall have delivered (or cause to be delivered) to Parent and the Merger Subs each of the following:

(i) a certificate executed on behalf of the Company by its chief executive officer containing the representation and warranty of the Company that the conditions set forth in Sections 6.2(a) and 6.2(b) have been duly satisfied;

(ii) the Written Consent executed by all Company Stockholders;

(iii) resignations from each member of the Company Board immediately prior to the Effective Time resigning from such positions effective as of the Effective Time;

(iv) the SAFE Conversion Agreements, duly executed by the Company and the Company SAFE Holders;

(v) the Note Cancellation Agreement, duly executed by the Company and Biomatics Capital; and

(vi) the certificate in the form set forth in Exhibit H, duly executed and acknowledged, certifying that the transactions contemplated hereby are exempt from withholding under Section 1445 of the Code.

ARTICLE VII.

TERMINATION

7.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding the Requisite Stockholder Approval):

(a) by mutual written agreement of the Company and Parent;

(b) by either Parent or the Company, if a Governmental Authority shall have issued any Order or taken any other action, in each case, which has become final and non-appealable and which restrains, enjoins or otherwise prohibits the Merger;

(c) by Parent, if (i) any representation or warranty of the Company contained in this Agreement shall be inaccurate such that the condition set forth in Section 6.2(a) would not be satisfied, or (ii) the covenants or obligations of the Company contained in this Agreement shall have been breached in any material respect such that the condition set forth in Section 6.2(b) would not be satisfied; provided, however, that if an inaccuracy or breach is curable by the Company prior to the earlier of (A) 30 days after Parent notifies the Company in writing of the existence of such inaccuracy or breach and (B) the date the Closing would otherwise be required to occur pursuant to Section 2.1 (the “Company Cure Period”), then Parent may not terminate this Agreement under this Section 7.1(c) as a result of such inaccuracy or breach prior to the expiration of the Company Cure Period unless the Company is no longer continuing to exercise commercially reasonable efforts to cure such inaccuracy or breach;

(d) by the Company, if (i) any representation or warranty of Parent contained in this Agreement shall be inaccurate such that the condition set forth in Section 6.1(a) would not be satisfied, or (ii) the covenants or obligations of Parent or the Merger Subs contained in this Agreement shall have been breached in any material respect such that the condition set forth in Section 6.1(b) would not be satisfied; provided, however, that if an inaccuracy or breach is curable by Parent or the Merger Subs during the 30-day period after the Company notifies Parent in writing of the existence of such inaccuracy or breach (the “Parent Cure Period”), then the Company may not terminate this Agreement under this Section 7.1(d) as a result of such inaccuracy or breach prior to the expiration of the Parent Cure Period unless Parent is no longer continuing to exercise commercially reasonable efforts to cure such inaccuracy or breach; and

(e) by Parent at any time before the Requisite Stockholder Approval has been obtained; provided, that Parent shall not be permitted to terminate pursuant to this Section 7.1(e) during the first twenty-four (24) hours after the execution of this Agreement.

7.2 Effect of Termination. If this Agreement is terminated pursuant to Section 7.1, this Agreement shall become void and of no effect without liability of any party (or any Representative of such party) to any other party; provided that the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Section 5.9 and Article IX, which shall survive any termination of this Agreement.

ARTICLE VIII.

INDEMNIFICATION

8.1 Survival. If the Merger is consummated, the representations and warranties of the parties set forth in this Agreement shall survive the Closing for a period of twelve (12) months following the Closing Date, except that (a) Company Fundamental Representations (other than Section 3.17 (Tax Matters)) and Parent Fundamental Representations shall survive the Closing for a period of five (5) years after the Closing Date (the “Fundamental Representations”), and (b) those representations and warranties set forth in Section 3.17 (Tax Matters) shall survive until the date that is 60 days following the expiration of the applicable statute of limitations (including any applicable extensions). All covenants and agreements set forth in this Agreement shall remain in full force and effect for a period of twelve (12) months following the Closing Date, except for those covenants and agreements that by their nature are to be performed in whole or in part at or after the Closing, which shall remain in full force and effect until performed in accordance with this Agreement. For the avoidance of doubt, the indemnification obligations provided in this Article VIII are continuing obligations of indemnification intended to survive the Closing for the periods described herein, and not simply a remedy for breach existing as of the Closing. Notwithstanding the foregoing, (i) the expiration of the above survival periods for any representation or warranty shall not terminate or affect any claim with respect to such representation or warranty that is set forth in a Third-Party Claim Notice or a Notice of Claim delivered to the other party in accordance with Section 8.6(b) or Section 8.6(e), as applicable, prior to the end of such survival period; and (ii) in the event of fraud by or on behalf the Company on the one hand, or Parent or the Merger Subs on the other hand, in connection with a representation or warranty contained in Articles III and IV of this Agreement, such representation or warranty (and the associated right of indemnity) shall survive until the date that is 60 days following the expiration of the applicable statute of limitations (including any applicable extensions) applicable to claims based on such fraud.

8.2 Indemnification by Company Stockholders.

(a) From and after the Closing, each Company Stockholder shall severally (and not jointly) and in proportion to their respective Company Stockholder’s Pro Rata Share, hold harmless and indemnify each of Parent and its Affiliates (including the Final Surviving Entity after the Closing) and each of their respective officers, directors, employees, successors and assigns (collectively, the “Parent Indemnified Parties”) from and against any and all Losses arising out of or resulting from:

(i) any breach of or inaccuracy in any representation or warranty made by the Company pursuant to Article III or the certificate delivered by the Company pursuant to Section 6.2(e)(i);

(ii) any breach of any covenant or agreement made by the Company under this Agreement that was to be performed by the Company at or prior to the Closing;

(iii) any inaccuracy in the Consideration Schedule (other than with respect to inaccuracies in the estimates of Closing Indebtedness and Unpaid Transaction Expenses);

(iv) any Closing Indebtedness to the extent not reflected in the Estimated Closing Statement;

(v) Indemnified Taxes to the extent not fully discharged prior to the Closing;

(vi) any exercise of dissenters’ rights or rights of appraisal by any Company Stockholder or former Company Stockholder, including (i) in the event any consideration is determined to be payable to any holder of dissenting shares of Company Capital Stock pursuant to the DGCL, the excess of such consideration paid to holders of such dissenting shares over the consideration that would have otherwise been payable to such holder pursuant to Section 1.5 upon the exchange of such dissenting shares if such holder had not exercised his, her or its right to dissent to the Merger pursuant to Section 262 of the DGCL and (ii) all Losses incurred in connection with the proceedings related to any such exercise of dissenters’ rights or rights of appraisal and resolution thereof; or

(vii) any Action brought by shareholders of the Company or in the name of the Company against the Company and/or their respective directors relating to the transactions contemplated by this Agreement, including the Merger.

(b) Notwithstanding anything to the contrary in this Agreement, the right to indemnification under this Section 8.2 is subject to the following limitations; provided, however, that none of the limitations set forth in this Section 8.2(b) shall apply in the case of fraud by or on behalf of the Company or any Company Stockholder:

(i) Company Stockholders shall not have any obligation to indemnify any Parent Indemnified Party from and against any Losses arising out of breaches or inaccuracies indemnified under Section 8.2(a)(i) (other than as a result of a breach of or inaccuracy in a Company Fundamental Representation or as a result of fraud or intentional misrepresentation) until the Parent Indemnified Parties have suffered aggregate Losses by reason of such breaches or inaccuracies in excess of $50,000 (the “Minimum Amount”), at which point only the amount of Losses of the Parent Indemnified Parties in excess of the Minimum Amount shall be recoverable. For the avoidance of doubt, the rights of Parent Indemnified Parties to indemnification pursuant to Section 8.2(a)(i) as a result of a breach of or inaccuracy in a Company Fundamental Representation or as a result of fraud or intentional misrepresentation shall not be subject to the Minimum Amount.

(ii) The maximum amount which the Parent Indemnified Parties may recover arising out of breaches or inaccuracies described in Section 8.2(a)(i) (other than as a result of a breach of or inaccuracy in a Company Fundamental Representation) shall be an aggregate amount equal to $750,000 (the “Cap”). For the avoidance of doubt, the Parent Indemnified Parties’ right to indemnification under Section 8.2(a)(i) as a result of a breach of or inaccuracy in a Company Fundamental Representation or as a result of fraud or intentional misrepresentation shall not be subject to the Cap.

(iii) No Company Stockholder shall have any liability (A) in excess of such Company Stockholder’s Pro Rata Share of any Losses, and (B) for Losses arising from fraud or intentional misrepresentation by or on behalf of any other Company Stockholder, provided such Company Stockholder was not an active participate in such fraud or intentional misrepresentation.

(iv) Except as permitted pursuant to Section 8.2(c), Parent shall not seek to recover any Losses directly from any Company Stockholder.

(c) Any finally determined claim for indemnification under this Section 8.2 that has not been satisfied by a set-off against Milestone Payments in accordance with Section 1.15, shall be satisfied from (i) Company Stockholders that received Milestone Stock Consideration pursuant to Section 1.12 by cancelling such Company Stockholders’ shares of Milestone Stock Consideration using a value of such shares equal to the applicable price per share paid for such Milestone Stock Consideration paid by institutional investors in the applicable equity financing transaction, and (ii) Company Stockholders that received cash pursuant to Section 1.12 in the form of a cash payment, in each case, in an amount not to exceed each such Company Stockholder’s Pro Rata Share of such Losses. Upon such final determination, Parent may cancel and extinguish such Milestone Stock Consideration on the stock ledger and books and records of Parent, and upon notice of such cancellation, such Company Stockholder shall surrender to Parent such Milestone Stock Consideration without any consideration payable therefor.

(d) Notwithstanding anything in this Agreement to the contrary, other than in the case of fraud by or on behalf of the Company or any Company Stockholder (but without modifying the limitation set forth in Section 8.2(b)(iii) above), in no event shall any Company Stockholder have any liability pursuant to this Section 8.2 greater than the aggregate amounts payable to such Company Stockholder pursuant to Section 1.12 of this Agreement.

8.3 Exclusive Remedy. From and after the Closing Date, the Parent Indemnified Parties’ sole and exclusive remedy for any claim with respect to the breach of any representation, warranty, covenant or agreement or other express indemnification obligation set forth in this Agreement shall be those remedies set forth in this Article VIII; provided, however, that nothing herein shall preclude any party hereto from (a) enforcing its rights to an injunction or specific performance pursuant to Section 9.14 or (b) seeking any remedy based upon fraud by any other party hereto (including any such fraud committed by any officer, director or employee of the Company Stockholders, the Company or any Affiliate thereof in connection with the transactions contemplated by this Agreement).

8.4 Additional Provisions Regarding Indemnification. Notwithstanding any other provision of this Article VIII, the right to indemnification pursuant to this Article VIII is subject to the following limitations; provided, however, that the following limitations described in clause (a) below shall not apply to Losses arising out of or resulting from fraud:

(a) in no event will any party to this Agreement be liable under this Agreement (for indemnification) to any other party or other Person for punitive damages except where such damages are received by a third party from an Indemnified Party in connection with Losses indemnified hereunder;

(b) the amount of Loss for which any party to this Agreement or other Person may be entitled to seek indemnification under this Agreement will be reduced by the amount of any third-party insurance (and not self-insurance) proceeds or other payment from a third party that is actually received by such party or Person (or its Affiliates) with respect to such Loss (net of any out-of-pocket expenses incurred in obtaining such amounts, any co-payment, retrospective premium adjustment and increased premiums resulting from such Loss as reasonably determined by the Indemnifying Parties and Indemnified Parties (“Reduction Amounts”));

(c) if an Indemnified Party, after having received any indemnification payment pursuant to this Agreement with respect to a Loss, subsequently actually receives any third-party insurance proceeds or other payment from a third party for which it was actually indemnified pursuant to this Article VIII, such Indemnified Party will promptly refund and pay to the Indemnifying Party an amount equal to such insurance proceeds or payment (net of applicable Reduction Amounts);

(d) the right to indemnification or other remedy based on the representations, warranties, covenants, agreements and indemnities contained herein will not be affected by any investigation conducted, or any knowledge acquired (or capable of being acquired) by the party seeking indemnification, at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any representation, warranty, covenant or agreement contained herein or any other matter;

(e) no Indemnified Party shall be entitled to double recovery for any indemnifiable Losses even though such Losses may have resulted from the breach of more than one of the representations, warranties, agreements, or covenants in this Agreement;

(f) the Indemnified Parties shall use such efforts as required by applicable Law to mitigate the amount of any Losses arising from a matter subject to indemnification hereunder; provided, however, that (i) this clause (f) shall not require any Indemnified Party to take any action to recover Losses from any third party; and (ii) the taking of any such action shall not be a condition to indemnification rights hereunder; and

(g) for purposes of determining whether any representation or warranty in this Agreement has been breached and the amount of any Losses with respect to any claim for indemnification under Section 8.2, any qualifiers as to materiality (including Material Adverse Effect or similar terms) contained in an applicable representation and warranty shall be deemed to be deleted and shall be given no force or effect.

8.5 Tax Treatment. Parent, Company Stockholders, Stockholders’ Representative and the Company agree to treat (and cause each of their Affiliates to treat) any payment received pursuant to this Article VIII as an adjustment to the consideration paid to Company Stockholders pursuant to Section 1.12 for all Tax purposes, to the maximum extent permitted by applicable Law.

8.6 Indemnification Procedures.

(a) Any party or other Person that has an indemnification obligation under this Article VIII is referred to herein as an “Indemnifying Party” and any party or Person that is entitled to indemnification under this Article VIII is referred to herein as an “Indemnified Party”.

(b) Should any claim or Proceeding by or involving a third party (including any Governmental Authority) not party to this Agreement (or an Affiliate thereof) arise after the Closing Date for which an Indemnifying Party has an indemnification obligation under the terms of this Agreement (a “Third-Party Claim”), the Indemnified Party shall notify the Indemnifying Party in writing (a “Third-Party Claim Notice”) prior to the expiration of the applicable survival date provided in Section 8.1 and within a reasonable time after such Third-Party Claim or Proceeding arises and is known to the Indemnified Party; provided, however, that no delay on the part of the Indemnified Party to provide the Indemnifying Party a Third-Party Claim Notice shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is actually prejudiced as a result thereof.

(c) After receipt of a Third-Party Claim Notice from Parent or the Stockholders’ Representative, as applicable, the other party shall be entitled, at its own cost and expense, to consult with the party who has delivered such Third-Party Claim Notice in any defense of such claim, it being understood that the party who delivered such Third-Party Claim Notice shall have the sole right to control such defense; provided, however, that the Indemnifying Parties and the Indemnified Parties shall cooperate in good faith to implement reasonable arrangements designed to preserve any existing attorney-client privilege; provided, further, that each party shall be entitled to withhold information from the other party if its provision would cause the attorney-client privilege thereof to be waived.

(d) No settlement of any Third-Party Claim without the consent (which shall not be unreasonably withheld, conditioned or delayed) of Parent or the Stockholders’ Representative, as applicable, shall be dispositive of whether such Third-Party Claim represented an indemnifiable matter hereunder or determinative of the existence or amount of Losses relating to such matter for which any Indemnified Party shall be entitled to indemnification hereunder. In the event that Parent or the Stockholders’ Representative, as applicable, has consented to any such settlement, however, the applicable Indemnifying Parties shall have no power or authority to object to such Third-Party Claim and the payment of Losses in respect thereof.

(e) Any claim on account of Losses for which indemnification is provided under this Agreement which does not involve a Third-Party Claim shall be asserted by reasonably prompt written notice (a “Notice of Claim”) prior to the expiration of the applicable survival date provided in Section 8.1, stating, in reasonable detail, and to the extent known, the nature and basis of such claim and a good faith, non-binding, preliminary estimate of the aggregate dollar amount of actual Losses that have arisen and are expected to arise as a result of such breach or other matter as set forth on such Notice of Claim, given by the Indemnified Party to the Indemnifying Party; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is actually prejudiced as a result thereof.

(f) Upon receipt of a Notice of Claim, the Indemnifying Party and the Indemnified Party shall consult with each other in an attempt to agree upon the matters set forth in the Notice of Claim and reach a written agreement with respect to such matters (a “Claim Settlement Agreement”). If the Indemnifying Party and the Indemnified Party fail to agree upon the matters contained in such Notice of Claim within thirty (30) days after the date the Notice of Claim is delivered to the Indemnified Party, then, at the request of any party, the Indemnifying Party and the Indemnified Party shall meet in an attempt to resolve the objection described in such Notice of Claim and reach a Claim Settlement Agreement. If the Indemnifying Party and the Indemnified Party enter into a Claim Settlement Agreement, the objections contained in such Notice of Claim shall be deemed to be as resolved as provided therein. If the Indemnifying Party and the Indemnified Party are unable to resolve the objection described in such Notice of Claim within sixty (60) days after delivery by the Indemnified Party of such Notice of Claim, then either party may submit the objections contained in such Notice of Claim for resolution in a Proceeding commenced as contemplated by Section 9.12.

8.7 Exercise of Remedies. No Indemnified Party, other than Parent (on behalf of the Parent Indemnified Parties) or the Stockholders’ Representative (on behalf of the Company Stockholders) shall be permitted to assert any indemnification claim or exercise any other right or remedy under this Agreement unless Parent or the Stockholders’ Representative, as applicable, shall have consented to the assertion of such indemnification claim or the exercise of such right or other remedy.

8.8 Non-Reliance.

(a) Except for the representations and warranties set forth in Article III and in any certificate, instrument or other document delivered by or on behalf of the Company pursuant to this Agreement (including the Accredited Investor Certification and Letter of Transmittal), Parent and the Merger Subs acknowledge and agree that (i) neither the Company nor any other Person acting on behalf of the Company has made or is making any express or implied representation or warranty with respect to the Company, the business, operation, condition (financial or otherwise) or any other aspect thereof, or with respect to any other information provided to Parent, the Merger Subs or any of their Affiliates or Representatives and (ii) any other representations or warranties are expressly disclaimed by the Company, (iii) Parent and the Merger Subs, and any Person acting on behalf of Parent or the Merger Subs, are not entitled to rely on any such representation or warranty, if made, and (iv) Parent or the Merger Subs, and any Person acting on behalf of Parent or the Merger Subs, have not, are not and will not rely on any such representation or warranty, if made.

(b) Except for the representations and warranties set forth in Article IV and in any certificate, instrument or other document delivered by or on behalf of Parent or the Merger Subs pursuant to this Agreement, the Company and the Company Stockholders acknowledge and agree that (i) none of Parent, the Merger Subs or any Person acting on behalf of Parent or the Merger Subs has made or is making any express or implied representation or warranty with respect to Parent or the Merger Subs, including the business, operation, condition (financial or otherwise) or any other aspect thereof, or with respect to any other information provided to the Company or the Company Stockholders, including the Affiliates or Representatives thereof, (ii) any other representations or warranties are expressly disclaimed by Parent and the Merger Subs, (iii) none of the Company, the Company Stockholders or any Person acting on behalf of the Company or any Company Stockholder, are entitled to rely on any such representation or warranty, if made, and (iv) none of the Company, the Company Stockholders or any Person acting on behalf of the Company or any Company Stockholder, has, is or will rely on any such representation or warranty, if made.

(c) Each of the Company, on the one hand, and Parent and the Merger Subs, on the other hand, represents that such party has entered into this Agreement without reliance upon any representations, statement, documents or information other than those contained within this Agreement (including the Accredited Investor Certification and Letters of Transmittal) and the corresponding disclosure schedules.

ARTICLE IX.

MISCELLANEOUS

9.1 Defined Terms. As used herein, the terms below shall have the following meanings. Any such term, unless the context otherwise requires, may be used in the singular or plural, depending upon the reference.

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer or proposal for or indication of interest in (a) the sale, license, disposition or acquisition of all or a material portion of the business or assets of the Company, (b) the issuance, disposition or acquisition of (i) any capital stock or other equity security of the Company, (ii) any subscription, option, call, warrant, preemptive right, right of first refusal or any other right (whether or not exercisable) to acquire any capital stock or other equity security of the Company, or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock or other equity security of the Company or (c) any merger, consolidation, business combination, reorganization or similar transaction involving the Company.

“Action” means any action, complaint, claim, suit, litigation, Proceeding, labor dispute, arbitral action, governmental audit, inquiry, criminal prosecution, civil or criminal investigation or unfair labor practice charge or complaint.

“Affiliate” means, when used with reference to any specified Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such specified Person. For purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct or cause the direction of management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“A&R Company SAFE” means that certain Amended and Restated Simple Agreement for Future Equity, dated as of March 12, 2019, by and between the Company and Dale M. Edgar, as extended by that certain SAFE and Assignment Extension, dated as of September 11, 2020, as amended and restated effective as of November 24, 2020.

“Biomatics Capital” means Biomatics Capital Partners II, L.P.

“Biomatics Note” means the Promissory Note, dated on or about the date of this Agreement, by and between the Company and Biomatics Capital, having a principal amount of [***].

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of California are authorized or obligated to close.

“Business IT Assets” means all hardware, networks, databases, electronics, peripherals, platforms, servers, software, applications, interfaces, websites and any other related information technology assets or systems, including any cloud-based, outsourced or other third party systems and services, as well as all documents and other materials related to any of the foregoing, owned or used by the Company, including any Company Software.

[***].

[***].

“Change of Control” means (A) an event or series of events by which any third party “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any (x) employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan or (y) any person or group affiliated with any equity holder of Parent or the Final Surviving Entity as of immediately following the Second Effective Time) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934), directly or indirectly, of more than seventy percent (70%) the equity securities of Parent entitled to vote for members of the board of directors or equivalent governing body of Parent (as applicable) on a fully-diluted basis; (B) any merger, business combination, consolidation, recapitalization, tender or exchange offer or other similar transaction whereby the stockholders of Parent (together with their Affiliates) as of immediately prior to such transaction do not own at least seventy percent (70%) of the outstanding capital stock of Parent immediately following such transaction; or (C) any sale of assets or business of Parent or the Final Surviving Entity that constitutes at least eighty-five percent (85%) of the total revenue, net income, EBITDA or assets of Parent, taken as a whole.

“Clinical Trials Milestone(s)” means, individually or collectively, the Milestones for Initiation of Phase I Clinical Trial, Initiation of Phase II Clinical Trial and/or Initiation of Phase III Clinical Trial, for each of the H1 Program and GABA Program.

“Closing Cash” means all cash and cash equivalents held by the Company as of immediately prior to the Effective Time; provided, however, that “cash” shall (a) be calculated net of issued but uncleared checks, wire transfers and drafts written or issued by the Company, (b) include all uncleared checks, wire transfers and drafts deposited or pending deposit for the account of the Company and (c) not include any cash, cash equivalents, bank deposits or marketable securities that are restricted or “trapped” because of legal, contractual or Tax-related restrictions or impediments.

“Closing Indebtedness” means all Indebtedness of the Company as of immediately prior to the Effective Time.

“Closing Working Capital” means Working Capital as of immediately prior to the Effective Time.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commercially Reasonable Efforts” means, with respect to the to the achievement of the Milestones, attempting to achieve such Milestones in a reasonable, diligent, and good faith manner using efforts and resources comparable to the efforts and resources that a similarly situated company to Parent would typically devote to achieving the equivalent milestones for a product of similar commercial potential and at a similar stage in its development or lifecycle as the Company Therapeutic Product(s) that is the subject of the relevant Milestone(s), in each case taking into account all relevant factors, including issues of safety and efficacy, product profile, the proprietary position, the then current competitive and economic environment and the likely timing of market entry, the regulatory environment and status of such product and any other relevant scientific, technical, legal, and commercial factors.

“Company Business” means the business of the Company as conducted as of the date hereof and as of the Effective Time, including the research and development, labeling, manufacture, processing, supply, testing, storage, distribution and other exploitation of any Company Product in any jurisdiction, in each case as of the date hereof and as of the Effective Time.

“Company Capital Stock” means Company Common Stock.

“Company Common Stock” means the Company’s Common Stock, $0.001 par value per share.

“Company Compound” means [***].

“Company Covered Person” means, with respect to the Company as an “issuer” for purposes of Rule 506 promulgated under the Securities Act, any Person listed in the first paragraph of Rule 506(d)(1).

“Company Disclosure Schedule” means a schedule executed and delivered by the Company to Parent and the Merger Subs as of the date hereof which sets forth the exceptions to the representations and warranties contained in Article III hereof and certain other information called for by this Agreement. Unless otherwise specified, each reference in this Agreement to any numbered schedule is a reference to that numbered schedule which is included in the Company Disclosure Schedule.

“Company Equity Plan” means the 2019 Stock Incentive Plan of the Company.

“Company Fundamental Representations” means the representations and warranties of the Company contained in Section 3.1 (Organization), Section 3.2 (Authorization), Section 3.5 (Capitalization), Section 3.8 (Intellectual Property), Section 3.17 (Tax Matters) and Section 3.27 (No Brokers).

“Company Intellectual Property” means the Company Registered Intellectual Property and all other Intellectual Property that is owned or licensed to (or purported to be owned or licensed to) the Company or that is otherwise used in the conduct of the Company Business or operations.

“Company Option” means an option entitling the holder thereof to acquire shares of Company Common Stock from the Company.

“Company Product” means any (i) product or product candidate researched, developed, made, used or sold (or purported to be researched, developed, made, used or sold) by or on behalf of the Company, including each Company Therapeutic Product, and (ii) any Company Software, product (including any application programming interface (API) and any software development kit (SDK)) or service (including hosted software or cloud services) offered, licensed, provided, sold, distributed, manufactured, made available or otherwise exploited by or for the Company, and any Company Software, product or service under design or development (or already designed or developed) by or for the Company, including any version or release of the foregoing, together with any related documentation, materials, or information.

“Company Registered Intellectual Property” means all applications, registrations and filings for Intellectual Property that have been registered, filed, certified or otherwise perfected or recorded or are the subject of a pending application for such, with or by any Governmental Authority or the Internet domain name registrar, by or on behalf of or in the name of the Company (including all Internet domain names).

“Company Restricted Shares” means any shares of Company Common Stock that, as of immediately prior to the Effective Time (after taking into consideration any accelerated vesting that may occur in connection with the Closing, if any), is subject to a risk of forfeiture, a right of first refusal, transfer restrictions or a right of repurchase at the original purchase price thereof.

“Company SAFE Holder” means, with respect to each of the A&R Company SAFE and the New Company SAFE, the holder of such instrument as of immediately prior to the Closing.

“Company Software” means the software developed (or under development), produced, marketed, licensed, sold, distributed or performed by or on behalf of the Company.

“Company Stockholders” means any holder of Company Capital Stock immediately prior to the Effective Time.

“Company Therapeutic Product” means product or product candidate researched, developed, made, used or sold (or purported to be researched, developed, made, used or sold) by or on behalf of the Company for the prevention, treatment or amelioration of any disease, symptom, state of health, or medical- or health-related condition in humans and/or animals, wherein said product or product candidate contains a Company Compound, excluding any combination product containing an active pharmaceutical ingredient that is not a Company Compound.

“Consent” means any approval, consent, ratification, permission, extension, waiver or authorization.

“Contingent Allocation” means, with respect to any Milestone Payment Recipient, the product of (i) such Milestone Payment Recipient’s Pro Rata Share and (ii) such Milestone Payment, as applicable, provided that, for the purposes of determining a Milestone Payment Recipient’s Contingent Allocation, as of [***] the date of the relevant Milestone, the Milestone Payment Recipient’s Pro Rata Share shall be equitably adjusted to take into account any forfeitures under the Carveout Plan prior to the achievement of such Milestone.

“Continuing Employee” means each employee of the Company as of the Closing Date who is employed by Parent or any of Parent’s Affiliates as of the day immediately following the Closing Date.

“Contract” means any contract, agreement, indenture, note, bond, loan, license, instrument, lease, commitment, plan or other arrangement, in each case, purporting to be legally binding, whether oral or written.

“Encumbrance” means any claim, lien, pledge, option, charge, community property interest, equitable interest, right of first refusal or restriction of any kind, easement, security interest, deed of trust, mortgage, pledge, hypothecation, right-of-way, encroachment, building or use restriction, conditional sales agreement, encumbrance or other right of third parties, whether voluntarily incurred or arising by operation of law, and includes any agreement to give any of the foregoing in the future, and any contingent sale or other title retention agreement or lease in the nature thereof.

“Environmental Laws” means any applicable Law, regulation, or other applicable requirement relating to (a) releases or threatened release of Hazardous Substance; (b) pollution or protection of employee health or safety, public health or the environment; or (c) the manufacture, handling, transport, use, treatment, storage, or disposal of Hazardous Substances.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” of any entity means any other entity (whether or not incorporated) that, together with such entity, would be treated as a “single employer” within the meaning of Section 414 of the Code.

“Expert” means (a) as it relates to determination of whether a Clinical Trials Milestone, IND Acceptance Milestone or NDA Approval Milestone has been achieved, any person (i) with at least ten (10) years of applicable pharmaceutical industry experience for products similar to the Company Products, (ii) who has not worked for or been engaged by either party to this Agreement or its Affiliates in the three (3) year period immediately prior to selection of the Expert, and (iii) who does not own equity or debt in either party to this Agreement or its Affiliates (other than equity or debt owned through a broad-based mutual fund or exchange traded fund), and (b) as it relates to determination of whether a Net Sales Milestone has been achieved, an independent certified public accounting firm reasonably acceptable to Parent.

“FDA” means the United States Food and Drug Administration and any successor entity.

“GAAP” means United States generally accepted accounting principles.

“GABA Program” means [***].

“Good Clinical Practices” means the FDA’s regulations for conducting, performing, monitoring, auditing, recording, analysis and reporting of clinical trials, including applicable requirements contained in 21 C.F.R. Parts 11, 50, 54, 56, and 312 and all applicable Laws, including all comparable foreign Laws, as applicable.

“Good Laboratory Practices” and “GLP” means the FDA’s requirements for conducting preclinical and nonclinical laboratory studies, including applicable requirements contained in 21 C.F.R. Part 58, and all comparable foreign Laws, as applicable.

“Good Manufacturing Practices” means the FDA’s requirements for current good manufacturing practices, including applicable requirements contained in 21 C.F.R. Parts 210, 211, 600-680, and 1271, and all comparable foreign Laws, as applicable.

“Governmental Authority” means any United States, foreign, supra-national, federal, state, provincial, local or self-regulatory governmental, regulatory or administrative authority, agency, division, department, body, board, bureau organization or commission or any judicial or arbitral body. For the avoidance of doubt, Governmental Authority includes any Regulatory Authority.

“H1 Program” means [***].

“IND” means an Investigational New Drug Application, as described in 21 C.F.R. Part 312 and filed with the FDA, and any supplements, amendments, variations, extensions and renewals thereto that may be filed with the FDA with respect to the foregoing, or any comparable filing made with comparable Governmental Authorities in other jurisdictions outside the United States.

“IND Acceptance” means the acceptance (wherein “acceptance” means that a clinical study in humans may be initiated based on such IND) of an IND for a Company Product by the FDA or the clinical trial authorization by a competent authority of the European Union.

“IND Acceptance Milestone” means the receipt of IND Acceptance for a clinical study of a Company Therapeutic Product.

“Indebtedness” means, without duplication, (a) all obligations for borrowed money or extensions of credit (including under credit cards, bank overdrafts, and advances), (b) all obligations evidenced by bonds, debentures, notes, or other similar instruments, (c) all obligations to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (d) all obligations of others secured by an Encumbrance on any asset of such Person, (e) all obligations, contingent or otherwise, directly or indirectly guaranteeing any obligations of any other Person, (f) all obligations to reimburse the issuer in respect of letters of credit or under performance or surety bonds, or other similar obligations, (g) all obligations in respect of bankers’ acceptances and under reverse repurchase agreements, (h) all defined benefit pension, multiemployer pension, post-retirement health and welfare benefit, accrued annual or other bonus obligations, any unpaid severance liabilities currently being paid or payable in respect of employees and service providers of the Company or any of its Subsidiaries who terminated employment or whose services to the Company or any of its Subsidiaries have ceased (as applicable) prior to the Closing and deferred compensation Liabilities of the Company or any of its Subsidiaries, together, in each case, with any associated employer payroll taxes, (i) any unpaid Taxes of the Company with respect to any Pre-Closing Tax Period and (j) all obligations for interest, penalties, fees and premiums, expenses and breakage costs related to any of the foregoing.

“Indemnified Taxes” means (i) any Taxes of the Company with respect to any Pre-Closing Tax Period (allocated, with respect to a Straddle Period, in accordance with the last sentence of this definition); (ii) with the exception of liabilities pursuant to tax indemnification provisions in contracts that are not primarily related to Taxes entered into in the ordinary course of business, any Taxes of any Person (other than the Company) for which the Company may become liable as a transferee or successor, by Contract or by reason of having been a member of any combined, consolidated, affiliated, unitary or similar group for Tax purposes, by reason of a state or transaction existing or occurring prior to the Closing; and (iii) Transfer Taxes borne by Company Stockholders pursuant to Section 5.6(d). The portion of any Tax that relates to the portion of any Straddle Period ending on the Closing Date shall (a) in the case of real property, personal property and similar ad valorem Taxes be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction (i) the numerator of which is the number of days in the Straddle Period ending on the Closing Date and (ii) the denominator of which is the number of days in the entire Straddle Period and (b) in the case of any other Tax, be deemed equal to the amount which would be payable if the relevant Straddle Period ended on the Closing Date.

“Initiation” means, with respect to a clinical trial, the first dosing of the first patient enrolled in such clinical trial.

“Intellectual Property” means patents, patent applications, trademarks, trademark applications, service marks, service mark applications, tradenames, copyrights, trade secrets, domain names, mask works, data base and database rights, information and proprietary rights and processes, similar or other intellectual property rights, subject matter of any of the foregoing, tangible embodiments of any of the foregoing, and licenses in, to and under any of the foregoing.

“Knowledge” means (a) with respect to the Company, the actual knowledge after reasonable inquiry of [***], and (b) with respect to Parent, the actual knowledge of [***].

“Law” means any federal, state, local or foreign law, statute, ordinance, code, decree, standard, treaty, rule, rule of common law, directive or regulation or Order of any Governmental Authority and all other provisions having the force or effect of law.

“Liabilities” means all debts, liabilities, commitments and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, liquidated or unliquidated, asserted or unasserted, known or unknown, whenever or however arising, including those arising under applicable Law or any Proceeding or order of a Governmental Authority and those arising under any Contract, regardless of whether such debt, liability, commitment or obligation would be required to be reflected on a balance sheet prepared in accordance with GAAP or disclosed in the notes thereto.

“Losses” means any and all losses or damages, reasonable out-of-pocket costs and expenses (including reasonable out-of-pocket attorneys’ or accountants’ fees) and reasonable out-of-pocket expenses incurred in investigating, preparing for, defending, avoiding or settling any Proceeding in accordance with Article VIII), assessments, deficiencies, fines, penalties, reasonable, or out-of-pocket payments (including those arising out of settlement, judgment or compromise relating to any Proceeding in accordance with Article VIII).

“Material Adverse Effect” means with respect to any Person, any fact, event, change, development, circumstance or effect that is or would be, with the passage of time, reasonably expected to be materially adverse to the business, assets (including intangible assets), liabilities, financial condition, property or results of operations of such Person; provided, however, that in no event shall any of the following be deemed, either alone or in combination, to constitute, nor shall any of the following be taken into account in determining whether there has been, a Material Adverse Effect (unless, in the case of clauses (i) through (iii) and (v) below, they have a disproportionate effect on the Company or Parent, as applicable, as compared to any of the other companies in the industry in which the Company or Parent, as applicable, operate, in which case, only the extent of such disproportionate effect shall be taken into account when determining whether there has been a Material Adverse Effect): (i) changes in general economic conditions or financial markets, (ii) changes affecting the Company’s or Parent’s, as applicable industry generally, (iii) changes in national or international political or social conditions, including acts of war or terrorism, and natural disasters or other acts of God, (iv) any failure by the Company or Parent, as applicable, to meet any projections, budgets or estimates of revenue or earnings (it being understood that the facts giving rise to such failure may be taken into account in determining whether there has been a Material Adverse Effect (except to the extent such facts are otherwise excluded from being taken into account by this proviso)), and (v) changes in Law or GAAP occurring after the date hereof, but including any with retroactive effect.

“Milestone” or “Milestones” means the Clinical Trials Milestones, the IND Acceptance Milestone, the NDA Approval Milestones and the Net Sales Milestones (individually and in the aggregate, respectively).

“Milestone Payment Recipients” means the holders of Company Capital Stock as of immediately prior to the Closing (other than the holders of dissenting shares) and participants in the Carveout Plan.

“Milestone Stock Consideration” means a number of shares of Parent capital stock equal to (i) the dollar value of the applicable Milestone Payment (subject to set-off in accordance with Section 1.15) divided by (ii) the applicable Milestone Stock Valuation for shares of such Parent capital stock.

“Milestone Stock Valuation” means the per share fair market value of the Milestone Stock Consideration as of a particular Milestone Trigger Event, which shall be determined as follows: (i) if the Milestone Stock Consideration is paid in the form of capital stock that was issued to institutional investors in a bona fide equity financing for fund raising purposes occurring prior to the applicable Milestone Trigger Event, the original issue price for such Parent capital stock in Parent’s most recently completed bona fide equity financing for fund raising purposes; (ii) if such Milestone Stock Consideration is paid in the form of Parent Common Stock, then (a) if such Milestone Trigger Event occurs after the Parent IPO, the per share volume weighted average price in respect of the period from the scheduled opening of trading until the scheduled close of trading of the primary trading session for [***]; and (b) if such Milestone Trigger Event occurs prior to the Parent IPO, the fair market value as most recently determined by the Parent Board in accordance with Section 409A of the Code.

“NDA” means (i) a new drug application as described in 21 C.F.R. § 314.50, submitted to the FDA under Section 505(b) of the FD&C Act for approval to market and commercialize a drug product in the United States, or (ii) an equivalent validated marketing authorization application submitted to the European Medicines Agency (“EMA”) for approval to market and commercialize a drug product in the European Union.

“NDA Approval” means (i) with respect to the H1 Program, receipt of a written letter of approval by the FDA of an NDA pursuant to 21 C.F.R. § 314.105 or receipt of a decision from the European Commission (under Regulation (EC) No 726/2004) authorizing a drug product for marketing and commercialization in the European Union and (ii) with respect to the GABA Program, a written letter of approval by the FDA of an NDA pursuant to 21 C.F.R. § 314.105.

“NDA Approval Milestone” means the receipt of NDA Approval for a Company Therapeutic Product.

“Net Sales” means, with respect to a Company Therapeutic Product, the total revenue actually received by Parent, its Affiliates, licensees or sublicensees, or any of their respective transferees and assignees, during the relevant period, for sale of such Company Therapeutic Product to unrelated purchasers in bona fide, arm’s length transactions, as determined in accordance with the Company’s then-applicable accounting standards (i.e., GAAP), as consistently applied, less the following deductions and offsets:

(a) normal and customary trade, prompt payment, cash and quantity discounts, allowances and credits actually allowed or paid in the ordinary course of business in connection with the sale of Company Therapeutic Products;

(b) credits or allowances actually granted for damaged Company Therapeutic Product, returns, rejections, or recalls of Company Therapeutic Products, price adjustments and billing errors, in each case not in excess of the selling price of the applicable Company Therapeutic Product(s);

(c) rebates, chargebacks, reimbursements, discounts, and incentives (or similar payments or adjustments) granted to managed health care organizations, pharmacy benefit managers, group purchasing organizations, other buying groups, wholesalers, distributors, or equivalents thereof, federal, national, state, provincial, local and other government authorities or agencies (including their purchasers and/or reimbursers), and other indirect customers, including patients, and any other allowances that effectively reduce the net selling price of Company Therapeutic Products;

(d) packaging, freight, postage, shipping, transportation, warehousing, handling and insurance charges, in each case actually allowed or paid for delivery of Company Therapeutic Products;

(e) taxes (other than income taxes), duties, tariffs, mandated contribution or other governmental charges levied on the sale of Company Therapeutic Products, including value added taxes, excise taxes, sales taxes and that portion of the annual fee on prescription drug manufacturers imposed by the Patient Protection and Affordable Care Act, Pub. L. No. 111-148 (as amended) or other similar foreign laws;

(f) reasonable allowances for bad debt, provided that subsequent recoveries for amounts so allowed shall be added to Net Sales in the subsequent period; and

(g) any other similar and customary deduction(s) that are in accordance with GAAP.

Notwithstanding the foregoing, Net Sales shall not include any amounts invoiced for transfers of Company Therapeutic Products (i) in connection with [***] of a Company Therapeutic Product, (ii) for purposes of [***], or (iii) for [***]. Additionally, for clarification, amounts received or invoiced by Parent, its Affiliates, licensees or sublicensees, or any of their respective transferees and assignees, for the sale of Company Therapeutic Products among Parent, its Affiliates, licensees or sublicensees, or any of their respective transferees and assignees, for resale shall not be included in the calculation of Net Sales hereunder. For purposes of the calculation of Net Sales, Parent’s then current standard exchange rate methodology will be employed for the translation of any foreign currency sales into dollars, provided that such methodology is consistent with GAAP.

“Net Sales Milestones” means, for a given calendar year, the Net Sales of the first Company Therapeutic Product that meets or exceeds the applicable threshold(s) set forth on Table 1.10.

“New Company SAFE” means that certain Simple Agreement for Future Equity, effective as of November 24, 2020, by and between the Company and Biomatics Capital (as successor-in-interest to Dale M. Edgar).

“Non-Continuing Service Provider” means any employee or individual independent contractor of the Company as of the date of this Agreement, or who becomes an employee or individual independent contractor of the Company following the date hereof and prior to the Closing Date, who is not a Continuing Employee.

“Open Source Software” means any software that is subject to (A) a license or other agreement commonly referred to as an open source, free software, copyleft or community source code license or (B) any other license or other agreement that requires, as a condition of the use, modification or distribution of software subject to such license or agreement, that such software or other software linked with, called by, combined or distributed with such software be (1) disclosed, distributed, made available, offered, licensed or delivered in source code form, (2) licensed for the purpose of making derivative works, (3) licensed under terms that allow reverse engineering, reverse assembly, or disassembly of any kind, or (4) redistributable at no charge, including without limitation any license defined as an open source license by the Open Source Initiative as set forth on www.opensource.org.

“Order” means judgments, writs, decrees, directives, rulings, compliance agreements, injunctions, awards, assessments, writs, stipulations, determination of awards, settlement agreements or orders of any Governmental Authority or arbitrator.

“Organizational Documents” means (a) the articles or certificate of incorporation, all certificates of determination and designation, and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate or articles of limited partnership of a limited partnership; (d) the operating agreement, limited liability company agreement and the certificate or articles of organization or formation of a limited liability company; (e) any charter or similar document adopted or filed in connection with the creation, formation or organization of any other Person; and (f) any amendment to any of the foregoing.

“Parent A-2 Investor Agreements” means (i) the Investors’ Rights Agreement (the “Parent IRA”), (ii) the Voting Agreement (the “Parent Voting Agreement”) attached hereto and (iii) the Right of First Refusal and Co-Sale Agreement, each dated as of September 8, 2020 and, in each case, as may be amended from time to time after the date hereof.

“Parent Common Stock” means the Common Stock of Parent, par value $0.0001 per share.

“Parent Fundamental Representations” means the representations and warranties of Parent and the Merger Subs contained in Section 4.1 (Organization), Section 4.2 (Authorization), Section 4.6 (Capitalization) and Section 4.9 (No Brokers).

“Parent IPO” means the initial firm commitment underwritten public offering of Parent Common Stock registered with the SEC pursuant to an effective registration statement under the Securities Act that results in Parent Common Stock being listed for trading on a nationally recognized stock exchange.

“Parent Plan” means Parent’s 2020 Equity Incentive Plan, as amended.

“Parent Restated Certificate” means the Amended and Restated Certificate of Incorporation of Parent dated September 3, 2020.

“Parent Series A-1 Preferred Stock” means the Series A-1 Preferred Stock of Parent, par value $0.0001 per share.

“Parent Series A-2 Preferred Stock” means the Series A-2 Preferred Stock of Parent, par value $0.0001 per share.

“Patent Rights” means (a) all patents, priority patent filings and patent applications, and (b) any divisional, continuation (in whole or in part), or request for continued examination of any of such patents, patent applications and any and all patents or certificates of invention issuing thereon, and any and all reissues, reviews, reexaminations, extensions, renewals, substitutions, confirmations, registrations, revalidations, revisions and additions of or to any of the foregoing.

“Permits” means all licenses, permits, franchises, approvals, authorizations, clearances, certificates, exemptions, registrations, orders or consents or other evidence of authority from any Governmental Authority.

“Permitted Encumbrances” means (a) any restriction on transfer arising under applicable securities laws; (b) Encumbrances for current Taxes not yet due and payable or being contested in good faith for which adequate reserves have been established in accordance with GAAP; (c) mechanics’, carriers’, workers’, repairers’ and similar Encumbrances arising or incurred in the ordinary course of business that are not yet due and payable and which are not, individually or in the aggregate, material to the business, operations and financial condition of the assets so encumbered of the Company or Parent, as applicable; and (d) zoning laws and other land use restrictions that do not, individually or in the aggregate, materially impair the present or anticipated use or occupancy of the property subject thereto.

“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Authority or legal representatives of any of the foregoing.

“Personal Information” means, to the extent held or controlled by or on behalf of the Company, (a) information that identifies an individual and is required by any Privacy Law to be encrypted, (b) all information regarding or capable of being associated with an individual, including information that identifies, could be used to identify or is otherwise identifiable to an individual, including (i) government identifiers, such as Social Security, driver’s license, tax and other government-issued identification numbers, and (ii) any other sensitive personally-identifiable information regarding individuals, such as health information, geo location data, and DNA information; and (c) any information regarding an individual corresponding to any similar term (e.g., “personally identifiable information” or “PII”) in any Privacy Policy or that is governed by any Privacy Law which, in the event there is, or exists a reason to believe there has been, a loss, misuse, unauthorized access, or unauthorized acquisition of that information, would require such individual to be notified under Privacy Law.

“Phase I Clinical Trial” means a human clinical trial that is consistent with 21 C.F.R. §312.21(a) or an equivalent human clinical trial outside of the United States, in each case under an IND Acceptance for the applicable product.

“Phase II Clinical Trial” means a human clinical trial that is consistent with 21 C.F.R. §312.21(b) or an equivalent human clinical trial outside of the United States, in each case under an IND Acceptance for the applicable product.

“Phase III Clinical Trial” means a human clinical trial that is consistent with 21 C.F.R. §312.21(c) or an equivalent human clinical trial outside of the United States, in each case under an IND Acceptance for the applicable product.

“Pre-Closing Tax Period” any taxable period that ends on or prior to Closing, including the pre-closing portion of any Straddle Period.

“Privacy Laws” means all laws, codes of conduct and regulations governing the receipt, collection, compilation, use, storage, registration of databases, processing, sharing, safeguarding, security, integrity, disclosure or transfer of Personal Information, including the Federal Trade Commission Act, Health Insurance Portability and Accountability of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act, the California Consumer Privacy Act and the European Union General Data Protection Regulation, and the regulations and guidelines enacted thereunder, to the extent such laws and regulations and guidelines are directly or indirectly applicable to the Company or its customers.

“Proceeding” means any claim, action, suit, Order, hearing, notice, demand letter, request for information by a Governmental Authority, litigation, demand, directive, inquiry or investigation by, before or otherwise involving any Governmental Authority, or any legal, administrative or arbitration proceeding, whether civil, criminal or administrative.

“Pro Rata Share” means, with respect to any Company Stockholder, the percentage set forth in the Consideration Schedule in the column headed “Pro Rata Share.”

“Regulatory Approval” means, with respect to any country or extra-national territory, any approval, license, certificate, clearance, exemption, registration or authorization of a Regulatory Authority necessary in order to commercially distribute, sell or market a pharmaceutical product in such country or some or all of such extra-national territory.

“Regulatory Authority” means, in a particular country or jurisdiction, any applicable Governmental Authority involved in the granting of Regulatory Approval or otherwise involved in regulating the research, development, manufacture or commercialization of a pharmaceutical product.

“Representative” means any officer, director, manager, principal, attorney, agent, employee or other representative.

“Requisite Stockholder Approval” means, with respect to this Agreement, approval by all holders of Company Capital Stock.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Stock Consideration Allowance” means an amount determined immediately prior to the payment of each Milestone Payment equal to (a) the aggregate amount of all previous Stockholder Milestone Payments under Section 1.12 made in shares of Milestone Stock Consideration (excluding any such amounts treated as imputed interest under Section 483 of the Code) (after taking into account any adjustments in accordance with Section 8.5), less (b) the product of (i) the aggregate amount of Stockholder Milestone Payments made under Section 1.12 (excluding any such amounts treated as imputed interest under Section 483 of the Code) (after taking into account any adjustments in accordance with Section 8.5) and (ii) [***].

“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.

“Subsidiary” means when used in reference to any Person, any corporation or other entity of which such Person owns, directly or indirectly, (a) 50% or more of the outstanding shares of stock, other equity interests or voting securities, or (b) outstanding securities having ordinary voting power to elect the majority of the board of directors or other managing body of such corporation or entity.

“Tax” means any and all taxes, including any net income, alternative or add-on minimum, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, registration, recording, documentary, conveyancing, gains, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, or windfall profit, custom duty or other tax, governmental fee or other like assessment or charge in the nature of a tax, together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority having or purporting to exercise jurisdiction with respect to any such tax (United States (federal, state or local) or foreign) (each a “Tax Authority”), whether disputed or not.

“Tax Return” means any return, report, declaration, claim for refund, information return or other document (including schedules thereto, other attachments thereto, amendments thereof, or any related or supporting information) filed or required to be filed with respect to any Tax.

“Transaction Expenses” means, without duplication, the aggregate amount of all reasonable and documented fees, costs and expenses incurred by or on behalf of the Company arising from, incurred in connection with or related to the negotiation, preparation, execution and performance of this Agreement and the transactions contemplated hereby, including (a) third party fees, expenses and costs (including legal, accounting, broker’s, investment banker’s, consultant’s, advisor’s and finder’s fees, costs and expenses) arising from, incurred in connection with or related to this Agreement or the transactions contemplated hereby (whether or not such amounts have been billed as of or prior to the Closing Date), (b) all bonuses, incentive compensation, termination payments, severance, change in control, separation or other transaction related payments payable in connection with the Merger or any of the other transaction contemplated hereby (whether paid or provided on or following the Closing), other than the Carveout Plan, and (x) the employer portion of any payroll, employment or similar Taxes incurred or to be incurred by Parent, the Final Surviving Entity or the Company arising from, incurred in connection with or related to this Agreement or the transactions contemplated hereby.

“Treasury Regulations” means the United States Treasury regulations promulgated under the Code.

“Unpaid Transaction Expenses” means Transaction Expenses, but only to the extent they have not been paid by the Company in cash prior to the Closing.

“Valid Claim” means a claim of an issued and unexpired patent or a claim of a pending patent application which has not been held unpatentable, invalid or unenforceable by a Governmental Authority of competent jurisdiction and has not been admitted to be invalid or unenforceable through reissue, re-examination, disclaimer or otherwise; provided, however, that if the holding of such Governmental Authority is later reversed by a Governmental Authority with overriding authority, the claim shall be reinstated as a Valid Claim with respect to Net Sales made after the date of such reversal; provided, further, that, notwithstanding the foregoing, if a claim of a pending patent application within the Patent Rights has not issued as a claim of an issued patent within the Patent Rights, within [***] after the earliest date from which such claim takes priority, such pending claim shall not be a Valid Claim for purposes of this Agreement, unless and until such claim issues as a claim of an issued and unexpired patent (from and after which time the same shall be deemed a Valid Claim subject to the foregoing).

“Working Capital” means, with respect to the Company, (i) current assets of the Company minus (ii) current liabilities of the Company, all as calculated in accordance with GAAP, excluding Closing Cash, Closing Indebtedness, Unpaid Transaction Expenses, deferred Tax liabilities and all Tax assets (including deferred Tax assets).

The following terms shall have the meanings defined for such terms in the Sections set forth below:

Defined Term	Section
“280G Vote”	5.11
“Accredited Investor Certification”	1.7(a)
“Agreement”	Preamble
“Cap”	8.2(b)(ii)
“Carveout Plan”	5.10(b)
“Claim Settlement Agreement”	8.6(f)
“Closing”	2.1
“Closing Date”	2.1
“Company”	Preamble
“Company Balance Sheet Date”	3.13
“Company Board”	Recitals
“Company Certificate”	1.3(a)(i)
“Company Cure Period”	7.1(c)
“Company Financial Statements”	3.13
“Company Indemnified Parties”	5.7(a)
“Company Related Person”	3.10(b)
“Company Stock Certificate”	1.5(b)
“Confidentiality Agreement”	5.9(a)
“Consideration Schedule”	2.2(b)
“Continuing Consultant”	5.10(b)
“Customer IP”	3.8(n)
“Customer Trade Secrets”	3.8(n)

Defined Term	Section
“DGCL”	Recitals
“Disputes”	3.8(d)
“Disqualification Event”	3.6(a)
“Disqualified Individual”	5.11
“DLLCA”	Recitals
“Effective Time”	1.1(b)
“Employee Plan”	3.16(g)
“Estimated Closing Statement”	2.2(a)
“Exchange Agent”	1.7(a)
“FD&C Act”	3.24(a)
“Final Surviving Entity”	1.1(b)
“First Certificate of Merger”	1.1(b)
“First Merger”	Recitals
“First SAFE Conversion Agreement”	1.11
“First Step Surviving Corporation”	1.1(a)
“Fundamental Representations”	8.1
“Hazardous Substance”
“Health Care Laws”	3.24(a)
“Indemnified Party”	8.6(a)
“Indemnifying Party”	8.6(a)
“Information Security Reviews”	3.23(b)
“Interim Period”	5.1
“Inventions Assignment Agreement”	3.19
“Letter of Transmittal”	1.7(a)
“Material Contract”	3.9(a)
“Merger”	Recitals
“Merger Sub I”	Preamble
“Merger Sub II”	Preamble
“Merger Subs”	Preamble
“Milestone Payment”	1.12(a)
“Milestone Trigger Event”	1.12(a)
“Minimum Amount”	8.2(b)(i)
“Note Cancellation Agreement”	1.11
“Notice of Claim”	8.6(e)
“Off-the-Shelf Software Licenses”	3.8(b)
“Parachute Payment Waiver”	5.11
“Parent”	Preamble
“Parent Board”	Recitals
“Parent Cure Period”	7.1(d)
“Parent Indemnified Parties”	8.2(a)
“Parent Indemnity Claim”	9.19(a)(ii)
“PCBs”	3.22
“Permitted Disposition”	1.13
“Privacy Policies”	3.23(a)
“Reduction Amounts”	8.4(b)

Defined Term	Section
“SAFE Conversion Agreements”	1.11
“Second Certificate of Merger”	1.1(b)
“Second Effective Time”	1.1(b)
“Second Merger”	Recitals
“Second SAFE Conversion Agreement”	1.11
“Section 280G Approval”	5.11
“Stockholder Milestone Payment”	1.12(c)
“Stockholders’ Representative”	Preamble
“Tax Authority”	9.1
“Tax Matter”	5.6(c)
“Third-Party Claim”	8.6(b)
“Third-Party Claim Notice”	8.6(b)
“Transfer Taxes”	5.6(d)
“Waived Parachute Payments”	5.11
“Written Consent”	Recitals

9.2 Notices. All notices, requests and other communications required or permitted under, or otherwise made in connection with, this Agreement, shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) upon confirmation of receipt when transmitted by email (excluding “out of office” or similar automated replies) if sent prior to 5:00 p.m. San Francisco, California time, or if sent later, then on the next Business Day, (c) upon receipt after dispatch by registered or certified mail, postage prepaid or (d) on the next Business Day if transmitted by national overnight courier (with confirmation of delivery), in each case, addressed as follows:

If to the Company (prior to the Closing), addressed to:

Alairion, Inc.

One Alewife Center, Suite 330

Cambridge, MA 02140

Attn: Chief Financial Officer

Email: [***]

With copies (which shall not constitute notice) to:

Wilmer Cutler Pickering Hale and Dorr LLP

60 State Street

Boston, Massachusetts 02109

Attn: Jason L. Kropp

Email: [***]

Wilmer Cutler Pickering Hale and Dorr LLP

2600 El Camino Real, Suite 400

Palo Alto, California 94306

Attn: Eric Hanson

Email: [***]

If to the Stockholders’ Representative, addressed to:

John F. Dee

[***]

Email: [***]

With copies (which shall not constitute notice) to:

Wilmer Cutler Pickering Hale and Dorr LLP

60 State Street

Boston, Massachusetts 02109

Attn: Jason L. Kropp

Email: [***]

Wilmer Cutler Pickering Hale and Dorr LLP

2600 El Camino Real, Suite 400

Palo Alto, California 94306

Attn: Eric Hanson

Email: [***]

If to Parent, the Merger Subs or the Final Surviving Entity, addressed to:

RBNC Therapeutics

1700 Owen St. #535

San Francisco, CA 94158

Attn: General Counsel

Email: [***]

With a copy (which shall not constitute notice) to:

Latham & Watkins LLP

140 Scott Drive

Menlo Park, California 94025

Attn: Brian Cuneo

Email: [***]

or to such other place and with such other copies as a party may designate as to itself by written notice to the others.

9.3 Rules of Construction. The parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in any agreement or other document will be construed against the party drafting such agreement or document.

9.4 References. The titles, captions or headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. All references to “days” or “months” shall be deemed references to calendar days or months. All references to “$” or “dollars” shall be deemed references to United States dollars. Any dollar amounts or thresholds set forth herein shall not be used as a determinative benchmark for establishing what is or is not “material” or a “Material Adverse Effect” (or words of similar import) under this Agreement. Unless the context otherwise requires, any reference to an “Article,” “Section,” “Exhibit,” or “Schedule” shall be deemed to refer to an article of this Agreement, Section of this Agreement, exhibit to this Agreement or a schedule to this Agreement, as applicable. Any reference to any federal, state, county, local or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise, and shall include any modification, amendment, re-enactment thereof and any legislative provision substituted therefore. For all purposes of and under this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be immediately followed by the words “without limitation”; (b) words (including defined terms) in the singular shall be deemed to include the plural and vice versa; (c) words of one gender shall be deemed to include the other genders as the context requires; (d) “or” is not exclusive; (e) the word “will” shall be construed to have the same meaning and effect as the word “shall”; (f) unless otherwise stated, any reference herein to any Person shall be construed to include such Person’s successors and assigns; (g) the terms “hereof,” “herein,” “hereto,” “herewith,” “hereunder” and any other words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including the exhibits and schedules hereto) and not to any particular term or provision of this Agreement, unless otherwise specified; (h) the phrase “ordinary course of business” will be deemed followed by the phrase “consistent with past practice” and (i) reference herein to any document or other information being “made available,” “delivered” or “provided” to Parent prior to the date hereof shall be deemed satisfied by the delivery of any such document or information via electronic mail at least two (2) Business Days prior to the date hereof.

9.5 Entire Agreement. This Agreement, including the Exhibits hereto, the Company Disclosure Schedule and the other agreements, documents and written understandings referred to herein or otherwise entered into or delivered by the parties hereto pursuant to this Agreement (including the Letters of Transmittal), constitute the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersede all other prior covenants, agreements (including any letters of intent between the parties), undertakings, obligations, promises, arrangements, communications, representations and warranties, whether oral or written, by any party hereto with respect to the subject matter hereof.

9.6 Assignment. No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that, subject to Section 1.14, Parent may assign this Agreement to any direct or indirect wholly owned Subsidiary of Parent or to any Person who acquires all or substantially all of the assets of Parent or a majority of the outstanding voting securities of Parent (whether by merger, consolidation, share purchase or otherwise) without the prior consent of any other party hereto. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

9.7 Amendment; Modification. This Agreement may not be amended or modified except in an instrument in writing signed by the parties hereto. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. Notwithstanding the foregoing, after the Closing, this Agreement may be amended, modified or supplemented in writing signed by Parent and the Stockholders’ Representative.

9.8 Waiver. Except where a specific period for action or inaction is provided herein, neither the failure nor any delay on the part of any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege. The failure of a party to exercise any right conferred herein within the time required shall cause such right to terminate with respect to the transaction or circumstances giving rise to such right, but not to any such right arising as a result of any other transactions or circumstances.

9.9 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced as a result of any rule of Law or public policy, all other terms and other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the greatest extent possible.

9.10 Burden and Benefit. This Agreement shall be binding upon and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns. This Agreement and all of its conditions and provisions are for the sole and exclusive benefit of the parties hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to confer upon any Person other than the parties hereto any rights or remedies of any nature whatsoever under or by reason of this Agreement or any provision hereof; provided, however, that the provisions of Section 5.7 are intended to be for the benefit of, and enforceable by, the Company Indemnified Parties.

9.11 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to principles of conflicts of laws that would require the application of the laws of any other jurisdiction.

9.12 Consent to Jurisdiction. The parties hereto agree that any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal or state court located in the State of Delaware, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such Proceeding in any such court or that any such Proceeding brought in any such court has been brought in an inconvenient forum. Process in any such Proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 9.2 shall be deemed effective service of process on such party.

9.13 Waiver of Trial by Jury. EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.13.

9.14 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof or were otherwise breached and that, irrespective of any other rights or remedies that may be available to the parties as provided herein or otherwise, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal or state court located in the State of Delaware. Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other parties hereto have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity. The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 9.14 shall not be required to provide any bond or other security in connection with any such order or injunction.

9.15 Cumulative Remedies. Except as otherwise expressly set forth in this Agreement, including in Section 8.3, all rights and remedies of any party hereto are cumulative of each other and of every other right or remedy such party may otherwise have at Law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

9.16 Expenses. Except as otherwise expressly set forth in this Agreement, if Closing occurs, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by Parent; provided, that if Closing does not occur, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

9.17 Representation by Counsel. Each party hereto represents and agrees with each other that it has been represented by or had the opportunity to be represented by, independent counsel of its own choosing, and that it has had the full right and opportunity to consult with its respective attorney(s), that to the extent, if any, that it desired, it availed itself of this right and opportunity, that it or its authorized officers (as the case may be) have carefully read and fully understand this Agreement in its entirety and have had it fully explained to them by such party’s respective counsel, that each is fully aware of the contents thereof and its meaning, intent and legal effect, and that it or its authorized officer (as the case may be) is competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence.

9.18 Execution and Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed an original and all of which together shall constitute one and the same instrument. The parties agree that this Agreement shall be legally binding upon the electronic transmission, including by facsimile, email, pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com, by each party of a signed signature page to this Agreement to the other party.

9.19 Stockholders’ Representative.

(a) Appointment. By executing this Agreement, the Company (and, upon execution of the Written Consent or Letter of Transmittal by a Company Stockholder, such Company Stockholder) shall be deemed to have constituted and appointed, effective from and after the Effective Time, John F. Dee as agent and attorney-in-fact for and on behalf of each Company Stockholder to act as the Stockholders’ Representative under this Agreement, including in respect of the following matters:

(i) giving and receiving any notice or instruction permitted or required to be given to or received by any Company Stockholder under this Agreement;

(ii) coordinating the common defense of all indemnity claims against the Company Stockholders by any Parent Indemnified Party pursuant to this Agreement (a “Parent Indemnity Claim”),

(iii) consenting to, compromising or settling all Parent Indemnity Claims,

(iv) conducting negotiations with Parent and its Representatives regarding such Parent Indemnity Claims,

(v) dealing with Parent under this Agreement with respect to all matters arising under this Agreement, and

(vi) engaging counsel, accountants or other Stockholders’ Representatives in connection with the foregoing matters.

(b) Authorization. By each Company Stockholder’s execution of the Written Consent or Letter of Transmittal, each such Company Stockholder shall authorize the Stockholders’ Representative, on such Company Stockholder’s behalf, to:

(i) receive all notices or documents given or to be given to any of the Company Stockholders by Parent or the Final Surviving Entity pursuant hereto or in connection herewith and to receive and accept service of legal process in connection with any suit or proceeding arising under this Agreement;

(ii) engage counsel, and such accountants and other advisors for any of the Company Stockholders and incur such other expenses on behalf of any of the Company Stockholders in connection with this Agreement and the transactions contemplated hereby or thereby as the Stockholders’ Representative may in its sole discretion deem appropriate;

(iii) take such action on behalf of any of the Company Stockholders as the Stockholders’ Representative may in its sole discretion deem appropriate in respect of: (A) taking such other action as the Stockholders’ Representative is authorized to take under this Agreement; (B) receiving all documents or certificates and making all determinations, on behalf of any of the Company Stockholders, required under this Agreement; and (C) all such action as may be necessary after the Closing Date to carry out any of the transactions contemplated by this Agreement, including, the defense and/or settlement of any claims for which indemnification is sought pursuant to Article VIII and any waiver of any obligation of Parent or the Final Surviving Entity.

(c) Decisions. All actions, decisions and instructions of the Stockholders’ Representative shall be conclusive and binding upon all of the Company Stockholders and such Company Stockholder’s successors as if expressly confirmed and ratified in writing by such Company Stockholder and no Company Stockholder shall have any claim or cause of action against the Stockholders’ Representative, and the Stockholders’ Representative shall have no liability to any Company Stockholder, for any action taken, decision made or instruction given by the Stockholders’ Representative in connection with this Agreement, except in the case of its own gross negligence or willful misconduct.

(d) Reliance. Parent, the Merger Subs and the Final Surviving Entity shall not be obligated to inquire into the authority of the Stockholders’ Representative, and Parent, the Merger Subs and the Final Surviving Entity shall be fully protected in dealing with the Stockholders’ Representative in good faith.

(e) Confidentiality. The Stockholders’ Representative (i) shall not disclose to any other Person any information provided to it by Parent or any of its Representatives in connection with this Agreement and the transactions contemplated hereby (including pursuant to Section 1.12) except (a) to the Stockholders’ Representative’s advisors, officers, directors and employees, so long as such parties are informed of the confidential nature of such information, (b) as required by Law, (c) in connection with the enforcement of any rights of Stockholders’ Representative hereunder or otherwise related to the transactions contemplated herein and (d) to the extent that such information can be shown to have been in the public domain through no fault of the Stockholders’ Representative and (ii) shall not use such information other than solely in his capacity as Stockholders’ Representative hereunder; provided that the Stockholders’ Representative may disclose such information to the Milestone Payment Recipients so long as each such Milestone Payment Recipient is informed of the confidential nature of such information and executes a confidentiality agreement with the Stockholders’ Representative regarding such information (A) that is comparable to and no less restrictive than the terms of this Section 9.19(e) with respect to the Stockholders’ Representative, (B) contains the acknowledgment and agreement referred to in the last sentence of this Section 9.19(e) and (C) to which Parent is made an express third-party beneficiary; provided, further, that notwithstanding the foregoing, the Stockholders’ Representative may inform each Milestone Payment Recipient of the aggregate amount of, and the amount such recipient will in receive in connection with any Milestone Payment (including with respect to the cash and securities portion thereof and any associated payment mechanics). Any Company Stockholder receiving such information shall not disclose such information to any Person except (a) to its Affiliates, officers, managers, members, partners, employees, attorneys, accountants, auditors and advisors who have a need to know, are informed of the confidential nature of such information and agree to keep such information confidential, (b) as required by Law, (c) in connection with the enforcement of any rights with respect to the transactions contemplated herein, and (d) to the extent that such information can be shown to have been in the public domain through no fault of such Milestone Payment Recipient; provided, further, that a Milestone Payment Recipient that is a venture capital fund or institutional investor may, (i) disclose such information to its employees, officers, directors, auditors and other advisors, so long as such party is informed of the confidential nature of such information and is under an obligation to keep such information confidential; (ii) disclose such information to its current limited partners so long as such limited partners are informed of the confidential nature of such information and agree to keep such information confidential; and (iii) disclose to prospective limited partners the valuation such venture capital fund has placed on its expected return from the Merger and a general statement of the likelihood that the Milestone Payments will be received (e.g., a “high likelihood,” a “low likelihood,” a “greater or less than 50% likelihood,” etc.). The Stockholders’ Representative acknowledges and agrees that (x) the information provided pursuant to Section 1.12(e) may contain material non-public information concerning Parent and its Affiliates, (y) it shall comply with applicable securities laws regarding the trading of securities of Parent and its Affiliates while in possession of any such material non-public information from purchasing or selling securities of Parent and its Affiliates or from communicating such information to any other Person under circumstances in which it is reasonably foreseeable such other Person is likely to purchase or sell such securities and (z) Parent is relying upon its compliance with the obligations under this Section 1.12(e) for purposes of compliance by Parent and its Affiliates with Regulation FD promulgated by the SEC (to the extent Parent or any of its Affiliates is subject to such Regulation).

(f) Successor Stockholders’ Representative. If the Stockholders’ Representative shall die, become disabled, resign or otherwise be unable to fulfill its responsibilities hereunder, the Company Stockholders who in the aggregate held at least a majority of the Company Capital Stock immediately prior to the Effective Time shall appoint a new

Stockholders’ Representative as soon as reasonably practicable by written consent by sending notice and a copy of the duly executed written consent appointing such new Stockholders’ Representative to Parent and the Final Surviving Entity. Such appointment will be effective upon the later of the date indicated in the consent or the date such consent is received by Parent and the Final Surviving Entity. Company Stockholders who in the aggregate held at least a majority of the Company Capital Stock immediately prior to the Effective Time shall have the right at any time to remove the then-acting Stockholders’ Representative and to appoint a successor Stockholders’ Representative; provided, however, that neither such removal of the then acting Stockholders’ Representative nor such appointment of a successor Stockholders’ Representative shall be effective until the delivery to Parent and Final Surviving Entity of executed counterparts of a writing signed by each such Company Stockholder with respect to such removal and appointment, together with an acknowledgment signed by the successor Stockholders’ Representative appointed in such writing that it, he or she accepts the responsibility of successor Stockholders’ Representative and agrees to perform and be bound by all of the provisions of this Agreement applicable to the Stockholders’ Representative. Each successor Stockholders’ Representative shall have all of the power, authority, rights, privileges and obligations conferred by this Agreement upon the original Stockholders’ Representative, and the term “Stockholders’ Representative” as used herein shall be deemed to include any interim or successor Stockholders’ Representative.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first set forth above.

RBNC THERAPEUTICS, INC.

By:
Name:	Paul Berns
Title:	President and Chief Executive Officer

ALAIRION MERGER SUB I, INC.

By:
Name:	Paul Berns
Title:	Chief Executive Officer and President

ALAIRION MERGER SUB II, LLC

By:
Name:	Paul Berns
Title:	Chief Executive Officer and President

ALAIRION, INC.

By:
Name:	John F. Dee
Title:	President and CEO

JOHN F. DEE, AS THE STOCKHOLDERS’ REPRESENTATIVE

John F. Dee

[Signature Page to Agreement and Plan of Merger]